Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

PRESTIGE BRANDS HOLDINGS, INC.,

BLACKSMITH BRANDS HOLDINGS, INC.,

AND

THE STOCKHOLDERS OF BLACKSMITH BRANDS HOLDINGS, INC.

DATED AS OF SEPTEMBER 14, 2010

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND DEFINITIONAL PROVISIONS	1
Section 1.1	Defined Terms	1
Section 1.2	Other Defined Terms	14
Section 1.3	Other Definitional and Interpretive Provisions	14
Section 1.4	Captions	15
ARTICLE II PURCHASE AND SALE OF PURCHASED SHARES	15
Section 2.1	Purchase and Sale of the Purchased Shares at the Closing	15
ARTICLE III PURCHASE PRICE; PAYMENT; ADJUSTMENT	16
Section 3.1	Purchase Price; Payment; Adjustment	16
Section 3.2	Total Consideration	19
ARTICLE IV THE CLOSING	19
Section 4.1	Closing	19
Section 4.2	Actions at Closing	20
Section 4.3	Deliveries at Closing	20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER	21
Section 5.1	Organization; Corporate Power and Authorization	21
Section 5.2	Binding Effect and Noncontravention	21
Section 5.3	Brokerage	22
Section 5.4	Financing	22
Section 5.5	No Litigation	22
Section 5.6	Investment Intent	22
Section 5.7	Condition of the Business	22
ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING SELLERS	23
Section 6.1	Ownership	23
Section 6.2	Organization, Standing, Qualification and Power	23
Section 6.3	Authority; Execution and Delivery; Enforceability	23
Section 6.4	No Conflicts; Consents	23
Section 6.5	Litigation	24
Section 6.6	Brokerage	24
ARTICLE VII GENERAL REPRESENTATIONS AND WARRANTIES REGARDING HOLDCO AND ITS SUBSIDIARIES	24
Section 7.1	McNeil Agreement	25
Section 7.2	Capitalization and Constituent Documents	25
Section 7.3	Organization, Qualification and Power	26
Section 7.4	Absence of Conflicts; Required Consents	26
Section 7.5	Charter Documents	27
Section 7.6	Other Entities	27
Section 7.7	Transactions in Capital Stock of Holdco and its Subsidiaries	27
Section 7.8	No Liens on Holdco’s and Subsidiaries’ Assets	27
Section 7.9	Related Party Agreements	27
Section 7.10	Litigation and Claims	28
Section 7.11	Financial Information	28
Section 7.12	Compliance with Laws	28

i

Section 7.13	Compliance with Health Care Laws	29
Section 7.14	Certain Environmental Matters	29
Section 7.15	Liabilities and Obligations	29
Section 7.16	Real Properties	29
Section 7.17	Other Tangible Assets	30
Section 7.18	Intellectual Property	30
Section 7.19	Contractual Commitments	32
Section 7.20	Inventories	33
Section 7.21	Insurance	34
Section 7.22	Employee Matters	34
Section 7.23	Taxes	35
Section 7.24	Absence of Changes	36
Section 7.25	Books and Records	38
Section 7.26	Compliance with ERISA, etc.	38
Section 7.27	Directors and Officers	39
Section 7.28	Bank Accounts	39
Section 7.29	Receivables	39
Section 7.30	Trade and Marketing Programs	40
Section 7.31	Product Liability	40
Section 7.32	Product Registration	40
ARTICLE VIII COVENANTS	40
Section 8.1	General	40
Section 8.2	Operation of Business	41
Section 8.3	Full Access	42
Section 8.4	Public Announcements	43
Section 8.5	[Intentionally Omitted]	43
Section 8.6	Transfer Taxes	43
Section 8.7	Further Assurances	43
Section 8.8	Regulatory Approvals	43
Section 8.9	Supplemental Schedules	44
Section 8.10	No Shop	44
Section 8.11	Exculpation; Indemnification; Insurance	44
Section 8.12	Access to Employees; Cooperation Throughout the Pre-Closing Process	45
Section 8.13	Tax Matters	45
Section 8.14	Release	48
Section 8.15	Severance Payment Obligations; Shareholder Approval of Payments; Non-Hire of Certain Employees	48
Section 8.16	Maintenance of Insurance	49
Section 8.17	Financial Statements	49
Section 8.18	PediaCare Recall Claims	49
Section 8.19	Waiver of Rights	50
Section 8.20	Maintenance of Certain Foreign Trademarks	50
ARTICLE IX SURVIVAL AND INDEMNIFICATION	50
Section 9.1	Survival of Representations, Warranties and Covenants; Escrow Period	50
Section 9.2	Indemnification Obligations of Holdco and the Sellers	51
Section 9.3	Indemnification Obligations of the Buyer	51
Section 9.4	Conditions of Indemnification	52

Section 9.5	Indemnification Procedures	52
Section 9.6	Miscellaneous Indemnification Provisions	54
Section 9.7	Certain Other Indemnity Matters	55
Section 9.8	Jurisdiction and Venue	55
ARTICLE X CONDITIONS TO THE CLOSING	55
Section 10.1	Closing Conditions – The Buyer	55
Section 10.2	Closing Conditions – The Sellers	56
Section 10.3	Frustration of Closing Conditions	56
Section 10.4	Specific Performance	57
ARTICLE XI TERMINATION	57
Section 11.1	Termination of Agreement	57
Section 11.2	Effect of Termination	58
ARTICLE XII MISCELLANEOUS	58
Section 12.1	Treatment of Confidential Information	58
Section 12.2	Assignment; No Third Party Beneficiaries	59
Section 12.3	Entire Agreement; Amendment; Waivers	59
Section 12.4	Expenses	60
Section 12.5	Notices	60
Section 12.6	Governing Law	61
Section 12.7	Exercise of Rights and Remedies	62
Section 12.8	Conflicts and Privilege	62
Section 12.9	Non-Recourse	62
Section 12.10	Reformation and Severability	62
Section 12.11	Counterparts	63
Section 12.12	Construction	63
Section 12.13	Payments to the Sellers’ Representative	63
ARTICLE XIII SELLERS’ REPRESENTATIVE; POWER OF ATTORNEY	63
Section 13.1	Appointment	63
Section 13.2	Authorization	64
Section 13.3	Indemnification of Sellers’ Representative	64
Section 13.4	Access to Information	65
Section 13.5	Reasonable Reliance	65
Section 13.6	Orders	65
Section 13.7	Removal of Sellers’ Representative; Authority of Sellers’ Representative	65
Section 13.8	Expenses of the Sellers’ Representative	66
Section 13.9	Irrevocable Appointment	66

TABLE OF EXHIBITS AND SCHEDULES

Schedules

Schedule 1.01(a)	List of Products
Schedule 1.01(b)	Material Customers
Schedule 1.01(c)	Material Suppliers
Schedule 1.01(d)	Owned Trademark Rights
Schedule 5.2(b)	Buyer Consents
Schedule 6.4(a)	Seller Conflicts and Consents
Schedule 7.1	McNeil Agreement
Schedule 7.4(a)	Holdco Conflicts and Consents
Schedule 7.8	Liens
Schedule 7.9	Related Party Agreements
Schedule 7.10	Litigation
Schedule 7.13(c)	Compliance with Health Care Laws
Schedule 7.14	Environmental Matters
Schedule 7.16	Real Properties
Schedule 7.17	Other Tangible Assets
Schedule 7.18	Intellectual Property
Schedule 7.19	Contractual Commitments
Schedule 7.20	Inventories
Schedule 7.21	Insurance
Schedule 7.22	Employee Matters
Schedule 7.23	Tax
Schedule 7.24	Absence of Changes
Schedule 7.26	ERISA Matters
Schedule 7.27	Directors and Officers
Schedule 7.28	Bank Accounts
Schedule 7.29	Receivables
Schedule 7.30	Trade and Marketing Programs
Schedule 7.32	Product Registrations
Schedule 8.2(b)	Operation of Business
Schedule 8.14	Release
Schedule 8.15	Non-Hire

Exhibits

Exhibit A	Holdco Stockholders
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Employee Release

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of the 14th day of September, 2010 (the “Effective Date”), by and among Prestige Brands Holdings, Inc., a Delaware corporation (the “Buyer”), Blacksmith Brands Holdings, Inc., a Delaware corporation (“Holdco”), and the stockholders of Holdco, as set forth on Exhibit A (the “Holdco Stockholders”).  The Holdco Stockholders are referred to herein as the “Sellers,” and the Buyer, Holdco, and the Sellers are hereinafter sometimes referred to collectively as the “Parties” or singly as a “Party”.

WHEREAS, Holdco owns 100% of the issued and outstanding shares of the common stock, $0.01 par value per share (the “Target Shares”), of Blacksmith Brands, Inc., a Delaware corporation (the “Target”);

WHEREAS, the Holdco Stockholders own 100% of the issued and outstanding shares of Holdco’s common and preferred stock, $0.01 par value per share (the “Holdco Shares”) as set forth on Exhibit A;

WHEREAS, each of the Sellers (i) owns that number of Holdco Common Shares and Holdco Preferred Shares set forth opposite such Seller’s name under the heading “No. of Shares” on Exhibit A (the “Outstanding Stock”); and (ii) that number of unvested Holdco Common Shares set forth opposite such Seller’s name under the heading “Restricted Stock That Will Vest on Closing” on Exhibit A (the “Unvested Restricted Stock” and, collectively with the Outstanding Stock, the “Purchased Shares”); and

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Purchased Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1	Defined Terms

“Accounting Firm” has the meaning specified in Section 3.1(d)(vi).

“Accounting Policies” has the meaning specified in Section 3.1(d)(iii).

“Accrued Bonus Amount” means the aggregate amount of any accrued and unpaid bonus owed to the employees (including its sales force) of Holdco or any of its Subsidiaries or under the Emerson Agreement (including, without limitation, Section 4.02 of the Emerson Agreement for the period ending on the Closing Date notwithstanding any language to the contrary as to the performance period) as of the Closing.

“Actual Working Capital” has the meaning specified in Section 3.1(e).

“Acquisition Proposal” has the meaning specified in Section 8.10.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

“Agreement” means this Agreement, including all Schedules and Exhibits to this Agreement.

“Assumed Tax Rate” has the meaning specified in Section 8.13(k).

“Business” means the OTC dental care, respiratory care, pediatric and throat lozenge businesses of Holdco and its Subsidiaries and including the sale of the products listed on Schedule 1.01(a) (the “Products”), which businesses are only conducted in the United States and, with respect to the OTC dental care business, also in Canada.

“Buyer” has the meaning specified in the Preamble.

“Buyer Indemnitees” has the meaning specified in Section 9.2(a).

“Cap” means, with respect to any Seller, that Seller’s Pro Rata Share of the Final Purchase Price.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, joint venture, partnership or other ownership interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash” shall mean the consolidated cash and cash equivalents of Holdco and its Subsidiaries computed, as of the applicable date, in accordance with GAAP.

“Cash Compensation” means, as applied to any employee, nonemployee director or officer of Holdco or any of its Subsidiaries, the wages, salaries, bonuses (discretionary and formula), fees and other cash compensation paid or payable by Holdco or any of its Subsidiaries to that employee, nonemployee director or officer.

“Charter Documents” means, with respect to any Entity at a specific time, in each case as amended, modified and supplemented at such time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents), including any certificate of designations, of that Entity, and (ii) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity.

“Claim” has the meaning specified in Section 8.11(a).

“Closing” has the meaning specified in Section 4.1 and shall be effective at 12:01 a.m. on the Closing Date.

“Closing Cash” means Cash as of immediately prior to the Closing.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means, with respect to any Person, all Trade Secrets and other confidential, nonpublic or proprietary information prepared for, or by or on behalf of, that Person including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present business plans, agreements with vendors, joint venture agreements, and confidential filings with any Governmental Authority.

“Contractual Commitment” has the meaning specified in Section 7.19(a).

“Copyrights” has the meaning specified in Section 7.18(a).

“Covington” has the meaning specified in Section 12.8.

“Credit Facility” means that certain Credit Agreement, dated as of October 29, 2009, by and among Holdco, the Target, the lending institutions from time to time party thereto, Keybank National Association, as the Administrative Agent, and Ares Capital Corporation, as Collateral Agent, as it may be amended from time to time.

“Damage” to any specified Person means any loss, cost, damage, expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives, including Litigation costs), fine of, penalty on, or liability of any other nature of that Person; provided, however, that the term “Damage” shall not include loss of earnings or profits or any consequential, exemplary, punitive or treble damages of such Person.  Notwithstanding any other provisions of this Agreement, for purposes of Article IX of this Agreement, in calculating the amount of Damages arising from a breach of any representations, warranties, and covenants contained in this Agreement which is qualified by the words “material,” “materiality” or “Material Adverse Effect” or similar terms, or by a specific dollar threshold, such Damages shall be calculated as if such qualifier or threshold were not contained therein, it being understood that the exclusion of such qualifier or threshold shall apply solely for the purposes of calculation of Damages, and not for the purpose of determining whether or not a breach has occurred.

“D&O Tail” has the meaning specified in Section 8.11(b).

“Deductible” means $1,900,000.

“Derivative Securities” of a specified Entity means any Capital Stock, debt security or other Indebtedness of the specified Entity or any other Person which is convertible into or exchangeable for, or any option, warrant or other right to acquire (i) any unissued Capital Stock of the specified Entity or (ii) any Capital Stock of the specified Entity which has been issued and is being held by the Entity directly or indirectly as treasury Capital Stock.

“Disclosure Schedule” has the meaning specified in the first paragraph of Article VI.

“Disputed Claim” has the meaning Section 9.5(b) specifies.

“Dispute Resolution Procedure” has the meaning Section 3.1(d)(vi) specifies.

“Effective Date” has the meaning specified in the preamble to this Agreement.

“Emerson Agreement” means the Sales Representation Agreement, dated as of September 15, 2009, between the Target and S. Emerson Group, Inc.

“Employee Policies and Procedures” means Holdco’s or any Subsidiary’s current written employee manuals and material policies, procedures and work-related rules that apply to Holdco’s or any Subsidiary’s employees.

“Employee Release” has the meaning specified in Section 8.15(a).

“Employment Agreement” means any agreement to which Holdco or any of its Subsidiaries is currently a party (or under which any of them has continuing obligations to an employee) that relates to the employment of an employee of Holdco or any of its Subsidiaries, including all employee leasing agreements and/or agreements which restrict competition with Holdco or any of its Subsidiaries in relation to the Business.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environmental Laws” means any applicable Law relating to (i) the protection of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (ii) occupational health and safety or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within two years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

“ERISA Affiliate Pension Plan” has the meaning Section 7.22(g) specifies.

“ERISA Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and includes any ERISA Pension Plan.

“ERISA Group” means any “group of organizations” within the meaning of Section 414(b), (c), (m) or (o) of the Code or any “controlled group” as defined in Section 4001(a)(14) of ERISA.

“ERISA Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

“Escrow Agent” has the meaning specified in Section 3.1(f)(i).

“Escrow Agreement” has the meaning specified in Section 3.1(f)(i).

“Escrow Amount” means an amount equal to $8,700,000.

“Escrow Consideration” has the meaning specified in Section 3.1(f)(i).

“Escrow Fund” has the meaning specified in Section 3.1(f)(i).

“Estimated Closing Statement” has the meaning specified in Section 3.1(d)(i).

“Estimated Working Capital” has the meaning specified in Section 3.1(d)(i).

“FDA” means the U.S. Food and Drug Administration or any successor Governmental Authority thereto.

“FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. §§ 301 et seq.).

“Final Closing Statement” has the meaning specified in Section 3.1(d)(vii).

“Final Determination Date” has the meaning specified in Section 3.1(d)(vii).

“Final Purchase Price” has the meaning specified in Section 3.1(b).

“Financial Information” means (i) the audited consolidated balance sheets of Holdco as of March 31, 2010, and the related consolidated statements of operations, stockholders' equity and cash flows of Holdco for the period ending March 31, 2010, and (ii) the Latest Balance Sheet and the related consolidated statements of operations, stockholders' equity and cash flows of Holdco for the four (4) month period ending July 31, 2010.

“Formulae and Specifications” shall mean the (i) percentages and specifications of ingredients used to manufacture the Products for the Business, and (ii) processes and specifications for the design, composition, manufacture, packaging, labeling, product safety assurance, quality control, storage and shipping of the Products for the Business, in each case, as of the date hereof and as of the Closing.

“Fundamental Representation” shall mean the representations and warranties set forth in Section 5.1, Section 5.2(a), Section 5.3, Section 6.1, Section 6.2, Section 6.3, Section 6.6, Section 7.2 and Section 7.3.

“Funded Indebtedness” means an amount equal to the sum of:

(i) the outstanding principal and accrued and unpaid interest (as well as prepayment, breakage and similar charges payable), as of immediately prior to the Closing Date, under the Credit Facility; and

(ii) any other Indebtedness for money borrowed by Holdco or any Subsidiary of Holdco, Indebtedness for borrowed money guaranteed in any manner, other than any guarantee in connection with any lease agreement, by Holdco or any Subsidiary of Holdco, and all accrued and unpaid interest or fees, penalties or other amounts due with respect to any of the foregoing, in each case, as of immediately prior to the Closing Date.

“GAAP” means generally accepted accounting principles in the United States of America, as amended from time to time.

“Governmental Approval” means as of any specific time any authorization, consent, approval, Permit, franchise, certificate, license, implementing order or exemption of any Governmental Authority at that time.

“Governmental Authority” means (i) any federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, and (ii) any Person having the authority under any applicable Legal Requirement to assess and collect Taxes for its own account.

“Guaranty” means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including without limitation any liability of the specified Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (ii) to purchase property or other assets, securities or services for the purpose of assuring the owner of that obligation of its payment or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term “Guaranty” does not include endorsements for collection or deposit in the ordinary course of the endorser’s business.

“Health Care Laws” shall mean (i) the FDA Act and the regulations promulgated thereunder, (ii) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other United States regulatory authorities governing or relating to good laboratory practices, good clinical practices, recordkeeping, the manufacture, import, export, testing, development, approval, processing, reporting, packaging, labeling, storage, marketing, sale, distribution and use of any compounds or products manufactured by or on behalf of the Company, including, without limitation, the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, and (iii) any and all other applicable federal, state, local, health care Laws, rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions, each of (i) through (iv) as may be amended from time to time.

“Holdco” has the meaning specified in the Preamble to this Agreement.

“Holdco Benefit Plan” has the meaning specified in Section 7.22(g).

“Holdco Common Shares” means the $0.01 par value common stock of Holdco.

“Holdco Pension Plan” has the meaning specified in Section 7.22(g).

“Holdco Personnel” has the meaning specified in Section 8.11(a).

“Holdco Preferred Shares” means the $0.01 par value Series A preferred stock of Holdco.

“Holdco Stockholders” has the meaning specified in the Preamble to this Agreement.

“Holdco Shares” has the meaning specified in the second WHEREAS clause.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (in which case the amount of such indebtedness shall not be deemed to exceed the value of such property or asset); (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level or income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement whether entered into for hedging or speculative purposes.

“Indemnification Claim Notice” has the meaning specified in Section 9.5(a).

“Indemnification Fund” has the meaning specified in Section 3.1(f)(i)(x).

“Indemnification Period” means the period of time through and including 365 days after the Closing Date.  If that day is other than a business day, the Indemnification Period shall run through and including the next succeeding business day.

“Indemnified Party” has the meaning specified in Section 9.5(a).

“Indemnified Party Tax Increase” has the meaning specified in Section 8.13(f).

“Indemnifying Party” has the meaning specified in Section 9.5(a).

“Indemnity Claim” has the meaning specified in Section 13.1.

“Indemnity Claim Threshold” means $10,000.

“Initial Payment Amount” has the meaning specified in Section 3.1(b).

“Intellectual Property” shall mean all intellectual property of any kind, including those arising from or in respect of the following, created, protected or arising under any Law, including: (i) all Patents; (ii) all Marks; (iii) all Copyrights; and (iv) all Know-How.

“Intellectual Property Assets” has the meaning specified in Section 7.18(a).

“Interest Rate Agreement”  means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Target and its Subsidiaries’ operations and not for speculative purposes.

“Inventories” shall mean all finished goods inventory of the Products in packaged form held for use in the Business; provided, that such finished goods of each Product shall only constitute Inventories if such finished goods (i) are packaged in Holdco’s or Holdco’s Subsidiary’s packaging for such Product (which, for the avoidance of doubt, shall not include any packaging with the names of any former owner of the Products), (ii) are not discontinued Products, and (iii) for finished goods that have an expiration date, have a remaining shelf-life as of July 31, 2010 equal to or greater than fifteen (15) months.

“Key Executives” means the following executives of Holdco and its Subsidiaries: Peter C. Mann, Dana L. Schmaltz, Gerard F. Butler, Michael Fink, Eric M. Millar, James E. Rogers and Charlie Schrank.

“Know-How” shall mean, collectively, all inventions (whether or not patentable), discoveries, Trade Secrets, know-how, designs, industrial designs, design rights, concepts, rights in research and development, compounds, formulae, commercially practiced and other processes, quality control and testing procedures, validation methods and procedures, technology, data, databases, manufacturing, processes and specifications, engineering, formulation, packaging, labeling, validation, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, and clinical information, marketing, and all other proprietary, technical or confidential information and knowledge, in each case, whether written or oral, in any form or media, and whether or not patentable.  Know-How shall not be deemed to include any software or any information technology systems (but shall include anything otherwise constituting Know-How which is or are embodied in any software or information technology systems).

“Latest Balance Sheet” means the unaudited consolidated balance sheet of Holdco as of July 31, 2010.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 7.16(b).

“Legal Requirement” means as of any specific time any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at such time.

“Letter of Intent” means the Letter of Intent and attached term sheet dated August 4, 2010, executed by Buyer and certain Holdco Stockholders relating to the acquisition of Holdco.

“Licensed Know-How” shall mean, other than the Owned Know-How, collectively, all Know-How that is or has been used or held for use by Holdco or any Affiliate thereof solely or primarily in the Business as conducted as of the date hereof and/or as of the Closing Date, and all other Know-How used or held for use by Holdco and its Subsidiaries in the conduct of the Business and necessary for Holdco and its Subsidiaries to provide for the manufacturing, packaging and labeling of the Products by third party manufacturers and to market and sell the Products immediately following the Closing in the manner the Products were marketed and sold by Holdco and its Subsidiaries, in each case, since October 29, 2009.

“Lien” means, with respect to any property or other asset of any Person any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof, including without limitation any “adverse claim” (as Section 8-102(a)(1) of each applicable Uniform Commercial Code defines that term) in the case of any Capital Stock.  For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“Litigation” means any action, case, proceeding, claim, suit, or investigation conducted by or pending before any Governmental Authority.

“Marks” means, collectively, all trademarks, service marks, trade names, service names, brand names, trade dress, certification marks, logos, symbols, slogans, tag lines and designs, together with any goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals for any of the foregoing.

“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets or financial condition of Holdco and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the facts, events, series of events, changes, effects or circumstances resulting from or relating to the following, either alone or in combination, constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in economic or financial conditions generally except to the extent that such change has had, or is reasonably likely to have, a disproportionate effect on Holdco and its Subsidiaries, taken as a whole, relative to other Persons in its industry; (ii) the execution of, compliance with the terms of, or the taking of any action required by this Agreement or the consummation of the transactions contemplated by this Agreement or the public announcement of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) any change in GAAP after the Effective Date; (iv) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any earthquakes, hurricanes or other natural disasters; (v) any change in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States or any other jurisdiction, where Holdco and its Subsidiaries have operations or significant revenues; or (vi) any changes in any Law or the interpretation thereof after the Effective Date.

“Material Contracts” of any Person means any contract or agreement, whether written or oral, to which that Person is a party, or by which that Person is bound or to which any property or other assets of that Person is subject and, in each case, that is material to that Person.

“Material Customer” means any of the 10 largest customers of Holdco or its Subsidiaries, with respect to the Products, during the fiscal year ended March 31, 2010, as set forth on Schedule 1.01(b).

“Material Supplier” means any of the 9 suppliers of Holdco or its Subsidiaries, with respect to the Products, set forth on Schedule 1.01(c).

“McNeil Agreement” means that certain Asset Purchase Agreement, dated as of September 15, 2009, by and between McNEIL-PPC, Inc., a New Jersey corporation, as Seller, and the Target, as Purchaser.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

“Non-Obligated Person” has the meaning specified in Section 12.9.

“Notice of Disagreement” has the meaning specified in Section 3.1(d)(iv).

“OTC” means over-the-counter.

“Other Compensation Plans” means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by Holdco or any of its Subsidiaries or to which Holdco or any of its Subsidiaries contributes, on behalf of any of its employees (i) including all such arrangements, plans, policies, practices or programs providing for severance or termination pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or Derivative Securities of Holdco or any of its Subsidiaries, but (ii) excluding all ERISA Pension Plans and Employment Agreements of Holdco or any of its Subsidiaries.

“Outstanding Stock” has the meaning specified in the third WHEREAS clause.

“Owned Copyrights” shall mean, collectively, Copyrights used or held for use solely in the Business.

“Owned Domain Names” shall have the meaning set forth in Section 7.18(b).

“Owned Intellectual Property” shall mean, collectively, (i) the Owned Trademark Rights, (ii) the Formulae and Specifications, (iii) the Owned Copyrights, and (iv) the Owned Know-How.

“Owned Know-How” shall mean, collectively, all Know-How used or held for use solely in the Business and owned by Holdco or its Subsidiaries.

“Owned Trademark Rights” shall mean, collectively, all registered and unregistered Marks in the United States and Canada used solely in the Business, including those set forth on Schedule 1.01(d).

“Party” or “Parties” has the meaning specified in the Preamble to this Agreement.

“Patents” has the meaning specified in Section 7.18(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“PediaCare Recall Claims” has the meaning specified in Section 8.18.

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Governmental Authority to lawfully operate the Business (including any pending applications for such licenses, certificates, permits, consents or approvals).

“Permitted Liens” means, with respect to the property or other assets of any Person (or any revenues, income or profits of that Person therefrom):  (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (iii) Liens incurred in the ordinary course of that Person’s business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (iv) Liens incurred in the ordinary course of that Person’s business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (v) easements, rights of way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person’s business or existing on property and not materially interfering with the ordinary conduct of that Person’s business or the use of that property; (vi)

defects or irregularities in that Person’s title to its real properties which do not materially (A) diminish the value of the surface estate or (B) interfere with the ordinary conduct of that Person’s business or the use of any such properties; and (vii) any interest or title of a lessor of assets that Person is leasing pursuant to any capital lease or synthetic lease or any lease (other than a synthetic lease) that is accounted for as an operating lease.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan” has the meaning specified in Section 7.26(a).

“Post-Closing Transaction Tax Deductions” has the meaning specified in Section 8.13(k).

“Prior Period” has the meaning specified in Section 8.13(a).

“Proceeding” has the meaning specified in Section 9.5(a).

“Product Registrations” has the meaning specified in Section 7.32(a).

“Prohibited Transaction” means any transaction either Section 4975 of the Code or Section 406 of ERISA prohibits and for which there is no individual, statutory, or class exemption available.

“Proposed Closing Statement” has the meaning specified in Section 3.1(d)(ii).

“Pro Rata Share” means each Seller’s pro-rata share of the estimated aggregate value of Holdco Common Shares and Holdco Preferred Shares at the Closing, expressed as a percentage, and set forth on Exhibit A as of the Effective Date.

“Purchased Shares” has the meaning specified in the third WHEREAS clause.

“Purchase Price” has the meaning specified in Section 3.1(a).

“Qualified Plans” has the meaning specified in Section 7.26(b).

“Registered Intellectual Property” has the meaning specified in Section 7.18(b).

“Related Party Agreement” means any contract or other agreement, (i) to which Holdco or any of its Subsidiaries is a party or is bound or by which any property or other asset of Holdco or any of its Subsidiaries is bound and (ii) to which any Affiliate of Holdco or any of its Subsidiaries (other than Holdco and its Subsidiaries) also is a party or a beneficiary.

“Repaid Indebtedness” has the meaning specified in Section 4.3(a)(vi).

“Representatives” means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person.

“Returns” of a Person means the returns, reports or statements (including any information returns) any Legal Requirement requires that Person to file for purposes of any Tax.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnitees” has the meaning specified in Section 9.3.

“Sellers” has the meaning specified in the Preamble to this Agreement.

“Sellers’ Expense Amount” means the amount of $500,000.

“Sellers’ Representative” has the meaning specified in Section 13.1.

“Severance Payments” shall mean any severance payment or other benefit under any employee benefit plan or other arrangement maintained by Holdco or its Subsidiaries (including any Employment Agreement) to which any employee of Holdco or its Subsidiaries becomes entitled as the result of the termination of that person’s employment with Holdco or any of its Subsidiaries in connection with the purchase of the Purchased Shares.

“Severance Payment Amount” shall mean the sum of all Severance Payments payable to the Terminated Employees identified by the schedule to be provided by the Buyer pursuant to Section 8.15(a) and deducted from the Purchase Price in accordance with Section 3.1(b), including the cost of any benefit under any employee benefit plan maintained by Holdco or its Subsidiaries to which any such Terminated Employee becomes entitled pursuant to the terms of his or her Employment Agreement.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of October 29, 2009, among Holdco and the Stockholders listed therein.

“Stock Plan” means Holdco's 2009 Equity Incentive Plan permitting the grant of options or restricted share awards to employees of Holdco and its Subsidiaries for up to 1,200,000 Holdco Shares.

“Straddle Period” has the meaning Section 8.13(a) specifies.

“Subsidiary” means any corporation, partnership, limited liability company or other business Entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the ownership interests therein or has the power to vote or direct the voting of sufficient securities thereof to elect a majority of its directors or other persons performing similar functions.

“Target” has the meaning specified in the first WHEREAS clause.

“Target Shares” has the meaning specified in the first WHEREAS clause.

“Target Working Capital” means $12,800,000.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Legal Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Benefit” has the meaning specified in Section 9.6(a).

“Tax Claim” has the meaning specified in Section 8.13(e).

“Tax Dispute Notice” has the meaning specified in Section 8.13(a).

“Tax Indemnified Party” has the meaning specified in Section 8.13(e).

“Tax Indemnifying Party” has the meaning specified in Section 8.13(e).

“Tax Losses” has the meaning specified in Section 8.13(c).

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” has the meaning specified in Section 8.13(a).

“Terminated Employees” has the meaning specified in Section 8.15(a).

“Termination Date” has the meaning specified in Section 11.1(b).

“Termination Fee” means $7,500,000.

“Third Party Claim” has the meaning specified in Section 9.5(a).

“Third Party Indemnity” has the meaning specified in Section 9.6.

“Trade Secrets” has the meaning specified in Section 7.18(a).

“Transaction Documents” means this Agreement and the other written agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transaction Expenses” means any and all legal and other expenses incurred by Holdco, the Target or any Subsidiary thereof in connection with the purchase and sale of the Purchased Shares (excluding any Transaction Expenses that are paid prior to the Closing and thereby reduce Cash at the Closing).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Tax NOL” has the meaning specified in Section 8.13(k).

“Transfer Taxes” has the meaning Section 8.6 specifies.

“Unvested Restricted Stock” has the meaning specified in the third WHEREAS clause.

“W/C Release Amount” has the meaning Section 3.1(f)(i)(x) specifies.

“Working Capital” shall mean the consolidated current assets of Holdco and its Subsidiaries minus the consolidated current liabilities of Holdco and its Subsidiaries, computed in accordance with GAAP and consistent with Holdco’s past practices, subject to the following adjustments: (i) any accrual for the Severance Payment Amount shall be excluded from the computation thereof; (ii) Cash shall be excluded from the computation thereof, to the extent taken into account in determining the Initial Payment Amount in Section 3.1(b); (iii) Repaid Indebtedness shall be excluded from the computation thereof; (iv) deferred tax assets and liabilities, and cash income Taxes receivable and payable shall be excluded from the computation thereof; (v) the Accrued Bonus Amount shall be excluded from the computation thereof; (vi) Transaction Expenses shall be excluded from the computation thereof to the extent taken into account in determining the Initial Payment Amount in Section 3.1(b); and (vii) any receivables or expenses accrued in connection with the PediaCare Recall Claims shall be excluded from the computation thereof.

“Working Capital Deficiency Adjustment Fund” has the meaning specified in Section 3.1(f)(i)(x).

Section 1.2	Other Defined Terms

Words and terms this Agreement uses which other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 1.3	Other Definitional and Interpretive Provisions

(a) Except as this Agreement otherwise specifies, all references herein to any Law or any Legal Requirement defined or referred to herein, including the Code and ERISA are references to that Law or Legal Requirement or any successor Law or Legal Requirement, as the same may have been amended or supplemented from time to time through the Closing Date, and any rules or regulations promulgated thereunder.

(b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article,” “Section,” “Preamble,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Preamble, Schedules and Exhibits to, this Agreement unless it otherwise specifies.

(c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d) The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

(e) The term “business day” means any day other than a day on which commercial banks are authorized or required to close in New York.

(f) The phrase “to the knowledge of the Sellers,” “to the knowledge of Holdco” and “to the knowledge of the Target” or phrases with similar wording, when used in this Agreement to qualify any representation or warranty contained in Article VI or VII, means the actual knowledge of each of the Key Executives on the applicable date after reasonable inquiry based on the books, records, files or other documents or information in the possession of such Person (including discussions with direct reports) on or prior to such date, but not including inquiry of any third parties.

(g) The phrases “Holdco and its Subsidiaries” or “Holdco or its Subsidiaries” and words of similar import, in each instance, include the Target.

(h) The words “material,” “materiality” and “materially” mean, as applied to any Person, material to the business, operations, property or other assets, liabilities, financial condition, or results of operations of that Person, taken as a whole.

(i) Notwithstanding anything to the contrary contained herein, any representation or warranty made by Holdco with respect to the operation of the Business shall be deemed, to the extent that such representation or warranty is applicable to any period prior to October 29, 2009, to be qualified by the knowledge of Holdco.

(j) The phrase “fiscal year ended March 31, 2010” shall mean the fiscal year of Holdco and its Subsidiaries, which began on October 27, 2009 and ended on March 31, 2010.

(k) Disclosure in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and all other sections or subsections of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto, to the extent that the applicability of such disclosure to this Agreement or to such section or subsection of the Disclosure Schedule is reasonably apparent from such disclosure on its face.  The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission, or otherwise imply, that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or would have been material.  If a document which is required to be delivered by the Sellers to Buyer was included in the data room created in connection with the Transactions prior to the date of this Agreement, such document shall be deemed to have been delivered.

(l) The language this Agreement uses will be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

(m) All references to dollars in this Agreement shall mean U.S. dollars.

Section 1.4	Captions

This Agreement includes captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement for convenience of reference only, and these captions do not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES

Section 2.1	Purchase and Sale of the Purchased Shares at the Closing

In accordance with, and subject to, the provisions of this Agreement, at the Closing the Buyer shall purchase from each Seller, and each Seller shall transfer, convey, assign, and deliver to the Buyer, all of such Seller’s right, title and interest in and to the Purchased Shares owned by such Seller as set forth on Exhibit A, free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements and with no restriction (other than restrictions pursuant to Holdco’s Charter Documents and state and federal securities laws) on the voting rights, if any, and other incidents of record and beneficial ownership pertaining thereto, including community property or other spousal rights.  The Purchased Shares purchased pursuant to this Section 2.1 shall constitute 100% of the equity interest in Holdco as of the Closing Date.

ARTICLE III
PURCHASE PRICE; PAYMENT; ADJUSTMENT

Section 3.1	Purchase Price; Payment; Adjustment

(a) Purchase Price.  The Parties agree that the aggregate purchase price to be paid by the Buyer to or as directed by the Sellers’ Representative for the account of the Sellers for all the Purchased Shares shall be $190,000,000 (the “Purchase Price”) subject to adjustment pursuant to the provisions of Section 3.1(b) and Section 8.13(j) and (k).

(b) Initial Payment Amount; Final Purchase Price.  The aggregate amount to be paid by the Buyer to or as directed by the Sellers’ Representative for the account of the Sellers on the Closing Date shall equal:

(i) the Purchase Price, plus

(ii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, less

(iii) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, less

(iv) the Escrow Amount; less

(v) an amount that is equal to (i) one hundred percent (100%) minus the Assumed Tax Rate, multiplied by (ii) the Severance Payment Amount; less

(vi) the Transaction Expenses; less

(vii) the Repaid Indebtedness; less

(viii) the Sellers’ Expense Amount; less

(ix) the Accrued Bonus Amount; plus

(x) the Closing Cash.

(such resulting amount, the “Initial Payment Amount”).  The final aggregate amount to be paid by the Buyer to the Sellers’ Representative hereunder, for the account of the Sellers, (i.e., the Initial Payment Amount, plus or minus the aggregate of any payments made pursuant to Sections 3.1(d), 3.1(e), 8.13(j), 8.13(k)and 8.18, plus any additional Escrow Consideration paid to or as directed by Sellers’ Representative pursuant to the Escrow Agreement) shall be the “Final Purchase Price”.

(c) Payments at Closing. At the Closing, the Buyer shall pay to or as directed by the Sellers’ Representative, by wire transfer of immediately available United States funds to the bank account or accounts designated by the Sellers’ Representative, the following amounts:

(i) for the account of the Sellers, the Initial Payment Amount;

(ii) the Transaction Expenses;

(iii) the Repaid Indebtedness; and

(iv) the Accrued Bonus Amount.

(d) Delivery of Estimated Closing Statement and Proposed Closing Statement.

(i) No less than one (1) business day prior to the Closing Date, the Sellers’ Representative shall, or shall cause Holdco to, deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth a good faith estimate, as of the opening of business on the Closing Date, of (v) Repaid Indebtedness; (w) Accrued Bonus Amount; (x) Severance Payment Amount; (y) Working Capital (the “Estimated Working Capital”), and (z) Transaction Expenses.

(ii) As promptly as practicable, but no later than sixty (60) days after the Closing, the Buyer shall deliver to the Sellers’ Representative, on behalf of the Sellers, a statement setting forth a good faith determination of the Working Capital as of the opening of business on the Closing Date (the “Proposed Closing Statement”).  The Buyer shall and shall cause Holdco and its Subsidiaries and its and their respective Representatives to assist the Sellers’ Representative and its Representatives in its review of the Proposed Closing Statement and shall provide the Sellers’ Representative and its Representatives access at reasonable times to the personnel, properties, books and records of Holdco and its Subsidiaries for such purpose and for the other purposes set forth in this Section 3.1, in each case, without cost to the Sellers.

(iii) Unless otherwise provided for herein or agreed upon by the Buyer and the Sellers’ Representative, the Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with GAAP applied in a manner consistent with the same accounting principles, policies, methodologies or procedures (the “Accounting Policies”) used in preparing the Latest Balance Sheet.

(iv) In the event the Sellers’ Representative disputes any aspect of the Proposed Closing Statement, the Sellers’ Representative shall notify the Buyer in writing of its objections within forty-five (45) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Sellers’ Representative’s objections (a “Notice of Disagreement”).

(v) During the fifteen (15) days immediately following the delivery of any Notice of Disagreement (or such longer period as may be agreed in writing by the Buyer and the Sellers’ Representative), the Buyer and the Sellers’ Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement.  During such period, the Buyer and the Sellers’ Representative shall each have access to the other Party’s working papers, trial balances and similar materials prepared in connection with the other Party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be.

(vi) If, at the end of such period specified in Section 3.1(d)(v), the Buyer and the Sellers’ Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, the Buyer and the Sellers’ Representative shall submit to Deloitte & Touche LLP (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud) and shall be (u) in writing, within the range of the amount contested by the Sellers’ Representative and the Buyer and signed by the Accounting Firm, (v) furnished to the Buyer and the Sellers’ Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which the Sellers’ Representative and the Buyer shall request not to be more than thirty (30) days after such referral, (w) made in accordance with this Agreement and (x) conclusive and binding upon the Parties on the date of delivery of such written resolution.  The Buyer and the Sellers’ Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The procedure outlined in this Section 3.1(d)(vi) is referred to as the “Dispute Resolution Procedure”.

(vii) The Proposed Closing Statement shall become the “Final Closing Statement” (x) on the forty-sixth (46th) day following the receipt of the Proposed Closing Statement by Sellers’ Representative if a Notice of Disagreement has not been delivered to the Buyer by the Sellers’ Representative, (y) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.1(d)(v) or Section 3.1(d)(vi), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (z) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.1(d)(vi).  The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(viii) The Buyer, the Sellers’ Representative and the Sellers shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that the fees and expenses of the Accounting Firm shall be borne in the same proportion that the Sellers’ Representative’s position, on the one hand, and the Buyer’s position, on the other hand, initially presented to the Accounting Firm (based on the aggregate of all differences taken as a whole) bear to the final resolution as determined by the Accounting Firm.

(e) Working Capital Purchase Price Adjustments.  If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital, the Buyer shall pay such excess to or as directed by the Sellers’ Representative for the account of the Sellers, pro rata in accordance with each such Seller’s Pro Rata Share, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account or accounts designated by the Sellers’ Representative.  If the Estimated Working Capital is greater than the Actual Working Capital, such excess shall be distributed by the Escrow Agent from the Escrow Fund to the Buyer within five (5) business days of the Final Determination Date.

(f) Escrow Amount.

(i) At the Closing, the Buyer shall deposit with U.S. Bank, National Association (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to the Escrow Amount, such amount plus all accumulated earnings thereon (such amounts, if any, “Escrow Consideration”) to constitute an escrow fund (the “Escrow Fund”) to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), among the Buyer, the Escrow Agent and the Sellers’ Representative.

(x)           The Escrow Fund shall initially consist of a $1,200,000 portion (the "Working Capital Deficiency Adjustment Fund") and $7,500,000 portion (the “Indemnification Fund”) and shall be used to satisfy any amounts owed to the Buyer from the Sellers pursuant to this Agreement, including Working Capital adjustments pursuant to Section 3.1(e) and indemnification amounts owed hereunder.  In the event an amount determined pursuant to Section 3.1(e) for Working Capital is owing to the Buyer (such amount, which shall equal zero if no amount is owing to the Buyer, the “W/C Release Amount”), the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to distribute the W/C Release Amount to the Buyer.  To the extent the W/C Release Amount distributed to the Buyer pursuant to the preceding sentence is less than the amount of the Working Capital Deficiency Adjustment

Fund, the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to distribute an amount equal to the difference thereof to or as instructed by the Sellers’ Representative for the account of the Sellers, in accordance with their respective Pro Rata Shares.  The Buyer and the Sellers’ Representative shall provide such joint instructions timely so that distributions can be made by the Escrow Agent within the time period required by Section 3.1(e).  The Indemnification Fund shall be used to satisfy any other amounts owed to the Buyer from the Sellers pursuant to this Agreement.

(y)           The portion of the Escrow Fund that is not used to satisfy any other amounts owing to the Buyer and its Affiliates from the Sellers under this Agreement, including indemnification amounts, or not subject to any claims hereunder, shall be released to the Sellers’ Representative on the date that is one (1) business day after the expiration of the Indemnification Period; provided that if there are any claims hereunder that are pending on such date, the applicable portion of the Escrow Fund that is subject to any such claims shall not be released to or as instructed by the Sellers’ Representative until such applicable claims are finally resolved and satisfied.  Upon the final release of all the Escrow Fund, the Escrow Agreement shall terminate.  All funds so released from the Escrow Fund to or as instructed by the Sellers’ Representative shall include any Escrow Consideration and shall be distributed by the Escrow Agent to or as instructed by the Sellers’ Representative for the account of the Sellers in accordance with their respective Pro Rata Shares.

(ii) The Sellers acknowledge and agree that none of the Escrow Fund may be used to reimburse the Sellers’ Representative for the services contemplated by this Agreement, except upon any release that would otherwise be made to the Sellers’ Representative. The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(g) Sellers’ Expense Amount

At the Closing, the Buyer shall deposit cash in an amount equal to the Sellers’ Expense Amount into an account designated by the Sellers’ Representative.  The Sellers’ Expense Amount shall be used to fund any expenses incurred by the Sellers’ Representative in the performance of its duties and obligations hereunder.  The Sellers’ Expense Amount will be held by the Sellers’ Representative until such time as the Sellers’ Representative determines, in its sole discretion, that the Sellers shall have no further expenses to be incurred in connection with the transactions contemplated by this Agreement.  Any portion of the Sellers’ Expense Amount remaining after such date shall be paid by the Sellers’ Representative to the Sellers, with each Seller receiving its Pro Rata Share of such remaining amounts.

Section 3.2	Total Consideration

The payments to be made pursuant to Section 3.1 shall constitute all of the consideration to be paid by the Buyer in connection with the purchase of the Purchased Shares as contemplated by this Agreement.  The Sellers hereby acknowledge that the consideration stated herein is adequate for the transfer of the Purchased Shares.  The Sellers further agree that they will not raise as a defense to this Agreement the allegation of lack of consideration after the Buyer has paid the same.

ARTICLE IV
THE CLOSING

Section 4.1	Closing

The closing of the purchase and sale of the Purchased Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of Covington & Burling LLP, located at The New York

Times Building, 620 Eighth Avenue, New York, New York 10018, commencing at 9:00 a.m. local time on November 1, 2010 (or as soon thereafter as practicable), following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase of the Purchased Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or on such other later date as the Buyer and the Sellers’ Representative may mutually determine (the “Closing Date”).

Section 4.2	Actions at Closing

Subject to the terms and conditions of this Agreement, at the Closing, (i) the Sellers will deliver to the Buyer (A) certificates evidencing all the outstanding Purchased Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank; (B) a receipt for the Initial Payment Amount; and (C) the deliveries listed in Section 4.3(a), and (ii) the Buyer will (A) deliver to or as instructed by the Sellers’ Representative, for the account of the Sellers, the Initial Payment Amount by wire transfer in immediately available United States funds to a bank account or accounts as directed by the Sellers’ Representative; (B) deliver to the Escrow Agent, the Escrow Amount; (C) deliver the deliveries listed in Section 4.3(b); and (D) cause the payments specified in Section 3.1(c)(ii) through (iv) to be made.

Section 4.3	Deliveries at Closing

At the Closing:

(a) Holdco will deliver or cause to be delivered to the Buyer:

(i) A certificate signed by a duly authorized officer of Holdco, dated the Closing Date, expressly certifying that the conditions set forth in Section 10.1(a) have been satisfied;

(ii) A certificate of the Secretary of Holdco, dated the Closing Date, attaching and certifying the Charter Documents of Holdco and the resolutions of the Board of Directors of Holdco approving the Transactions, terminating the Stock Plan as of the Closing, attaching instruments or documents in forms reasonably satisfactory to the Buyer, as may be necessary to effect the termination as of the Closing Date of the Related Party Agreements to the extent contemplated by Section 7.9, and certifying the incumbency and specimen signature of each Holdco officer executing this Agreement;

(iii) The resignations, effective as of the Closing Date, or evidence of removal as of the Closing Date, of all members of the board of directors of Holdco and its Subsidiaries;

(iv) The Escrow Agreement, duly executed by the Sellers’ Representative;

(v) Such instruments of transfer or consents in forms reasonably satisfactory to the Buyer, as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Shares, in accordance with the terms of this Agreement;

(vi) A list of all the Funded Indebtedness of Holdco and its Subsidiaries, the aggregate amount of which, including accrued interest, fees and other charges, if any, as of the Closing Date shall be repaid and satisfied in full at the Closing (the “Repaid Indebtedness”);

(vii) A list of the Transaction Expenses of Holdco and its Subsidiaries, which amounts shall be paid and satisfied at the Closing; and

(viii) A duly executed certificate that complies with the requirements of the Treasury regulations promulgated under Section 1445 of the Code to exempt the Buyer from the obligation to deduct and withhold Tax pursuant to Section 1445 of the Code from any amounts payable to the Sellers pursuant to this Agreement.

(b) The Buyer will deliver to the Sellers, the Sellers’ Representative or the Escrow Agent, as the case may be:

(i) The Initial Payment Amount determined in accordance with Section 3.1(b);

(ii) To the Sellers’ Representative, a certificate, dated as of the Closing Date and signed by an officer of the Buyer, expressly certifying that the conditions in Section 10.2(a) have been satisfied and to which is attached the resolutions of the Buyer approving the Transactions; and

(iii) To the Sellers’ Representative, the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Sellers to enter into this Agreement and for the Sellers to sell the Purchased Shares to the Buyer, the Buyer hereby represents and warrants to the Sellers that as of the Effective Date:

Section 5.1	Organization; Corporate Power and Authorization

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate company power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents.  Buyer has duly authorized the execution, delivery and performance by the Buyer of the Transaction Documents.

Section 5.2	Binding Effect and Noncontravention

(a) Each Transaction Document to which the Buyer is a party constitutes a legal valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Buyer of each of the Transaction Documents to which it is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of or (iii) except as set forth on Schedule 5.2(b), require any authorization, consent, approval, exemption, filing or other action by or declaration or notice to any third Person or Governmental Authority pursuant to: (A) the Charter Documents of the Buyer, (B) any agreement, instrument, or other document to which the Buyer is a party or (C) any constitution, statute, regulation, rule, injunction, judgment, order, Legal Requirement or other restriction of any Governmental Authority, to which the Buyer or any of its assets are subject.

Section 5.3	Brokerage

The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Sellers could become liable or obligated.

Section 5.4	Financing

Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the Transactions.  Buyer has, and/or will have as of the Closing, sufficient cash available to pay the Purchase Price, subject to adjustment as set forth herein, and all other amounts to be paid by Buyer in connection with this Agreement and the Transactions.

Section 5.5	No Litigation

There is no Litigation pending or, to its knowledge, threatened against the Buyer, its properties or businesses, which is reasonably expected to have a material adverse effect on the Buyer or restrict the ability of the Buyer to consummate the Transactions and otherwise perform its obligations hereunder.

Section 5.6	Investment Intent

The Buyer is an “accredited investor” as defined in the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder.  The Purchased Shares are being acquired by the Buyer in a private transaction for its own account and not with a view to, or for offer or resale in connection with, any distribution within the meaning of Section 2(a)(11) of the Securities Act.  The Buyer hereby acknowledges that the Purchased Shares are unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Buyer acknowledges and agrees that it will not make any disposition of the Purchased Shares which will or may involve Holdco, the Target or the Sellers in a violation of the Securities Act, the Securities Exchange Act or of any state securities laws.

Section 5.7	Condition of the Business

The Buyer and its Representatives have made all inspections and investigations of the Business and the Purchased Shares deemed necessary or desirable by the Buyer.  The Buyer acknowledges and agrees that it is purchasing the Purchased Shares based on the results of its inspections and investigations, and not on any representation or warranty of the Sellers or Holdco, or any of their Affiliates, not expressly set forth in this Agreement or the other Transaction Documents.  Any claims the Buyer may have for breach of representation or warranty shall be based solely on the respective representations and warranties of the Sellers or Holdco expressly set forth in this Agreement or the other Transaction Documents.  ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE FOREIGN LAWS), ARE HEREBY WAIVED BY THE BUYER.  The Buyer further acknowledges that neither Seller nor Holdco, nor any of their Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, Holdco, the Target, the Business or the Purchased Shares, including in any confidential memoranda distributed by or on behalf of the Sellers or Holdco relating to the Target, the Business or the Purchased Shares, or in any other publication, document or information provided to the Buyer or its Representatives in any “data room” or otherwise in connection with the Business or the sale of the Purchased Shares, not expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller represents and warrants to the Buyer, solely with respect to such Seller, that the statements contained in this Article VI are correct and complete as of the Effective Date, except as set forth in the Schedules identified in this Article VI (all of the Schedules identified in this Agreement, collectively the “Disclosure Schedule”).  The numbering of the Disclosure Schedule corresponds to the numbered Sections in this Agreement.

Section 6.1	Ownership

Such Seller is the lawful record and beneficial owner of the Purchased Shares set forth opposite such Seller’s name on Exhibit A and has good and marketable title to such Purchased Shares, free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, including community property or other spousal rights (other than for Liens which will be released prior to the Closing and rights and obligations under the Stockholders Agreement, which will be terminated at the Closing).  Such Seller is not the subject of any bankruptcy, reorganization or similar proceeding.

Section 6.2	Organization, Standing, Qualification and Power

Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the laws of the state or country of its formation and has all requisite power and authority to own the Purchased Shares set forth opposite such Seller’s name on Exhibit A.

Section 6.3	Authority; Execution and Delivery; Enforceability

Such Seller has all power and authority to execute this Agreement and the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions.  The execution and delivery by such Seller of this Agreement and the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Seller.  Such Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Transaction Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 6.4	No Conflicts; Consents

(a) As of the Effective Date, no consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or any other Person is required for or in connection with the execution and delivery by such Seller of this Agreement and each other Transaction Document to which it is a party, and the consummation by such Seller of the Transactions, other than (i) those set forth on Schedule 6.4(a), (ii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of such Seller to perform its obligations under this Agreement and (iii) those that may be required solely by reason of the Buyer’s (as opposed to any other third party’s) participation in the Transactions.

(b) The execution, delivery and performance in accordance with their respective terms of each of the Transaction Documents by such Seller and the effectuation of the transactions this Agreement and those Transaction Documents contemplate do not and will not (i) violate, breach or constitute a default under (A) the Charter Documents, if applicable, of such Seller, (B) any Legal Requirement applicable to such Seller, subject to obtaining all necessary consents and approvals set forth in Schedule 6.4(a), or (C) except as set forth on Schedule 6.4(a), any Material Contract of such Seller, except in the case of (B) or (C) as would not materially impair the ability of such Seller to perform its obligations under this Agreement, or (ii) cause or result in the imposition of, or afford any Person the right to enforce or to obtain, any Lien upon any of Purchased Shares.

(c) Except as Schedule 6.4(a) lists, no Legal Requirement requires such Seller to obtain any Governmental Approval, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by such Seller of the Transaction Documents, the enforcement against such Seller of its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate, except in each case where the failure to obtain such Governmental Approval or make such filing would not materially impair the ability of such Seller to perform its obligations under the Transaction Documents.

(d) Except as Schedule 6.4(a) sets forth, no material Contractual Commitment or other material agreement or material arrangement to which such Seller is a party or is bound or to which any of its properties or other assets are subject, requires such Seller to obtain any consent or approval from, or make any filing (including any report or notice) with, any Person in connection with the execution, delivery or performance by such Seller of the Transaction Documents, the enforcement against such Seller of its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate, except in each case where the failure to obtain such consent or approval, or make such filing, would not materially impair the ability of such Seller to perform its obligations under the Transaction Documents.

Section 6.5	Litigation

There (a) are no outstanding judgments against such Seller, (b) are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller, and (c) is no Litigation by any Governmental Authority that is pending or, to the knowledge of such Seller, threatened against such Seller, other than in the case of (a), (b), or (c) that would not prevent or materially impair such Seller’s ability to consummate the Transactions.

Section 6.6	Brokerage

Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Buyer could become liable or obligated.

ARTICLE VII
GENERAL REPRESENTATIONS AND WARRANTIES REGARDING HOLDCO
AND ITS SUBSIDIARIES

Holdco represents and warrants to the Buyer that the statements contained in this Article VII are correct and complete as of the Effective Date or such earlier date, if any specifically provided for herein, except as set forth in the Disclosure Schedule.

Section 7.1	McNeil Agreement

Except as set forth in Schedule 7.1, Holdco has no knowledge of any material breach of the McNeil Agreement or of any material representation in the McNeil Agreement being untrue or false in any material respect, at the time made therein.  As of the date hereof, Holdco has not made any additional claims for indemnification with respect to breaches of the McNeil Agreement other than with respect to the PediaCare Recall Claims.  For purposes of this Section 7.1, “knowledge” means the actual knowledge of Peter C. Mann, Dana L. Schmaltz, Gerard F. Butler, Michael Fink and Eric M. Millar, and shall not require any inquiry or investigation.

Section 7.2	Capitalization and Constituent Documents

(a) The authorized capital stock of Holdco consists of 6,000,000 Holdco Preferred Shares and 9,000,000 Holdco Common Shares.  As of the Effective Date, 5,377,292.28 Holdco Preferred Shares are issued and outstanding.  As of the Effective Date, 6,139,345.352 Holdco Common Shares are issued and outstanding, including 762,052.072 restricted Holdco Common Shares issued pursuant to the Stock Plan that will be issued and outstanding as of the Closing Date.  As of the Closing Date, all of the issued and outstanding Holdco Common Shares are voting shares.  All issued and outstanding Holdco Shares have been duly authorized and validly issued and are fully paid and are nonassessable.  The Charter Documents of Holdco provide for no preemptive rights.  Except for this Agreement, the other Transaction Documents and, as of the Effective Date, the nonvested Holdco Shares issued pursuant to the Stock Plan, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Derivative Securities or other contracts or commitments that could require Holdco to issue, sell or otherwise cause to become outstanding any of Holdco Shares or other Capital Stock.  There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to Holdco.  True and complete copies of all stock, minute books and records of Holdco have been furnished by the Sellers for inspection by the Buyer.  Such stock records accurately reflect all transactions and the current ownership of Holdco.  The minute books and records of Holdco contain true and complete copies of all resolutions adopted by the stockholders and the board of directors of Holdco.

(b) The authorized capital stock of Target consists of 1,000 Target Shares.  As of the Effective Date, one Target Share is issued and outstanding.  As of the Closing Date, one Target Share will be issued and outstanding.  Holdco is the lawful record and beneficial owner of 100% of the Target Shares and has good and marketable title to the Target Shares, free and clear of any Liens (other than for Liens which will be released prior to the Closing), warrants, options, calls, commitments, proxies and voting agreements, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.  All issued and outstanding Target Shares have been duly authorized and validly issued and are fully paid and are nonassessable.  The Charter Documents of Target provide for no preemptive rights.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Derivative Securities or other contracts or commitments that could require Target to issue, sell or otherwise cause to become outstanding any Target Shares or other Capital Stock.  There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to Target.  True and complete copies of all stock, minute books and records of Target have been furnished by the Sellers for inspection by the Buyer.  Such stock records accurately reflect the current ownership of Target.  The minute books and records of Target contain true and complete copies of all resolutions adopted by the stockholders and the board of directors of Target.

(c) Except for its ownership of the Target Shares, Holdco has, and previously has had, no assets or operations.

Section 7.3	Organization, Qualification and Power

(a) Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Holdco is qualified and duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction in which the character and location of its properties or the nature of its business require qualification, except as would not reasonably be expected to have a Material Adverse Effect.

(b) The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Target is qualified and duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction in which the character and location of its properties or the nature of its business requires qualification, except as would not reasonably be expected to have a Material Adverse Effect.  The Target has full legal power and authority to own its properties and to carry on the Business that it presently is conducting.  Target is not in default under or in violation of any provision of its Charter Documents.

Section 7.4	Absence of Conflicts; Required Consents

(a) The execution, delivery and performance in accordance with their respective terms of each of the Transaction Documents by the Sellers and Holdco and the effectuation of the transactions this Agreement and those other Transaction Documents contemplate do not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of Holdco, Target or any of their Subsidiaries, (B) in any material respect, any Legal Requirement applicable to Holdco, Target or any of their Subsidiaries, subject to obtaining all necessary consents and approvals set forth in Schedule 7.4(a), or (C) in any material respect, except as set forth on Schedule 7.4(a), any Material Contract of Holdco or any of its Subsidiaries, (ii) cause or result in the imposition of, or afford any Person the right to enforce or to obtain, any Lien upon any Purchased Shares, or (iii) except as set forth on Schedule 7.4(a), result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by Holdco or any of its Subsidiaries and necessary for the ownership or lease or the operation of the Business or Business, as appropriate, including any necessary Governmental Approval under applicable Environmental Laws and Health Care Laws.

(b) Except as set forth on Schedule 7.4(a), no Legal Requirement requires Holdco or any of its Subsidiaries to obtain any material Governmental Approval, or make any material filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Sellers of the Transaction Documents, the enforcement against the Sellers of their obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

(c) Except as set forth on Schedule 7.4(a), no material Contractual Commitment or other Material Contract or material arrangement to which the Sellers, Holdco or any of its Subsidiaries is a party or is bound or to which any of their or its properties or other assets are subject, requires the Sellers, Holdco or any of its Subsidiaries to obtain a consent or approval from, or make any filing (including any report or notice) with, any Person in connection with the execution, delivery or performance by the Sellers of the Transaction Documents, the enforcement against the Sellers, Holdco or the Target of their or its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

Section 7.5	Charter Documents

The Sellers have caused true, complete and correct copies of the Charter Documents as currently in effect and the minute books or similar corporate or other Entity records of Holdco and each of its Subsidiaries to be made available to the Buyer.

Section 7.6	Other Entities

(a) Holdco does not own (of record or beneficially, directly or indirectly through any Person) or control (directly or indirectly through any Person or otherwise) any Capital Stock or Derivative Securities of any Entity other than the Target.

(b) Holdco has not been a Subsidiary or division of any Entity during the past five (5) years.

(c) Target does not own (of record or beneficially, directly or indirectly through any Person) or control (directly or indirectly through any Person or otherwise) any Capital Stock or Derivative Securities of any Entity.

(d) Target has not been a Subsidiary or division of another Entity other than Holdco during the past five (5) years.

Section 7.7	Transactions in Capital Stock of Holdco and its Subsidiaries

(a) Except as set forth in the Charter Documents of Holdco, none of Holdco or any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its Capital Stock or any interests therein or to pay any dividend or make any distribution in respect thereof.

(b) No transaction has been effected (or contemplated) in connection with the transactions described in this Agreement (other than the transactions contemplated by this Agreement and the other Transaction Documents), respecting the equity ownership of Holdco or any of its Subsidiaries.

Section 7.8	No Liens on Holdco’s and Subsidiaries’ Assets

Each of Holdco’s and each of Holdco’s Subsidiary’s material properties and assets (whether tangible or intangible), other than properties and assets that are leased by Holdco or its Subsidiaries, are owned by Holdco or such Subsidiary, as the case may be, free of Liens other than Liens set forth on Schedule 7.8 (each of which will be discharged prior to or simultaneously with the Closing) and Permitted Liens.

Section 7.9	Related Party Agreements

Schedule 7.9 sets forth all Related Party Agreements with respect to Holdco and its Subsidiaries.  Except for any Employment Agreements and as otherwise set forth on Schedule 7.9 or in Section 8.11, each Related Party Agreement will have been terminated, and all Indebtedness owed thereunder by or to Holdco and/or its Affiliates will have been paid in full or otherwise satisfied, prior to the Closing, and no Related Party Agreement then will exist.

Section 7.10	Litigation and Claims

(a) Except as set forth on Schedule 7.10, (i) no Litigation is pending or, to the knowledge of Holdco, threatened in writing by or against Holdco or any of its Subsidiaries, (ii) Holdco and its Subsidiaries are not in receipt of any inquiry, notice, citation, investigation or complaint from any Governmental Authority, in the case of either (i) or (ii), which relates to or involves more than $50,000; and (iii) none of Holdco or its Subsidiaries is subject to any material judgment, order, writ, injunction or decree of any court or administrative agency.

(b) To the knowledge of Holdco and except as set forth on Schedule 7.10, no Litigation is pending or threatened in writing by or against any Material Supplier that would reasonably be expected to adversely affect the Business in any material respect.

Section 7.11	Financial Information

The Financial Information (including in each case the related notes, as applicable) (i) presents fairly, in all material respects, the consolidated financial position of Holdco and its Subsidiaries at the date of the balance sheet included therein and the results of operations and statement of stockholders’ equity and cash flows of Holdco and its Subsidiaries on a consolidated basis, for the respective periods set forth therein and (ii) have been prepared in accordance with GAAP consistently applied by Holdco (except as otherwise disclosed thereon and, with respect to any unaudited Financial Information, subject to the absence of footnotes and year-end adjustments).  Since the date of the Latest Balance Sheet, neither Holdco nor any of its Subsidiaries has incurred liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss which liabilities, obligations or losses are reasonably expected to have a Material Adverse Effect.  None of Holdco nor its Subsidiaries has committed any act of bankruptcy, is insolvent, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any creditor take possession of any of its property.

Section 7.12	Compliance with Laws

(a) (i)           Each of Holdco and its Subsidiaries possesses all material certifications and licenses from Governmental Authorities and similar material Governmental Approvals required for the Business conducted by it, and (ii) each of Holdco and its Subsidiaries is in material compliance with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and operation of its properties and other assets.  All such Governmental Approvals are valid and in full force and effect, and none of Holdco or its Subsidiaries or any such employee has received any written notice from a Governmental Authority of its intention to cancel, terminate, restrict, limit or otherwise qualify or not renew any of those Governmental Approvals.

(b) The Target and its Subsidiaries (i) have been and continue to be in compliance in all material respects with all Legal Requirements applicable to the Business, as appropriate; and (ii) have not received, nor to the knowledge of Holdco has any officer, director or employee of Holdco or its Subsidiaries received, any written notice from any Governmental Authority which asserts any material noncompliance with any of those Legal Requirements with respect to the Business which noncompliance has not been corrected.

Section 7.13	Compliance with Health Care Laws

(a) Holdco and each of its Subsidiaries has made all requisite filings with the FDA and is in compliance in all material respects with all Laws applicable to them in respect of the manufacture, packaging, marketing, storing, testing, and distributing of the Products including, but not limited to, those relating to the adulteration, mislabeling and misbranding of the Products and current good manufacturing practices in the United States of America (“cGMPs”).

(b) Since October 31, 2009, Holdco and its Subsidiaries have filed all serious adverse event reports required to be made to the FDA and other Governmental Authorities under applicable Laws relating to the Products.

(c) Except as set forth on Schedule 7.13(c), no Product or product candidate currently being manufactured, developed, tested, distributed or marketed by either Holdco or any of its Subsidiaries has been recalled or withdrawn from market (whether voluntarily or otherwise).  Except as set forth on Schedule 7.13(c), no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of Holdco, threatened, against Holdco or any of its Subsidiaries, nor have any such proceedings been pending at any time.  Neither Holdco nor any of its Subsidiaries is considering any recall or warning in respect of the Products.  To the knowledge of Holdco and its Subsidiaries, no Governmental Authority has threatened to implement any recall with respect to the Products.

(d) To the knowledge of Holdco, each Material Supplier (A) is in compliance in all material respects with all Laws applicable to the manufacture, packaging, storing, testing, and distributing of the Products including, but not limited to, those relating to cGMPs and FDA’s quality system regulations (“QSRs”), applicable to the functions performed by it for Holdco or its Subsidiaries in respect of the Products, and (B) possesses, and is in compliance with, all material Governmental Approvals necessary for the manufacture, packaging, storing, testing, and distributing of the Products including, but not limited to, facility establishment registrations, applicable to the functions performed by it for Holdco or its Subsidiaries in respect of such Products.

Section 7.14	Certain Environmental Matters

Except as set forth on Schedule 7.14, each of Holdco and its Subsidiaries is in Material compliance with the provisions of all Environmental Laws applicable to the Business.

Section 7.15	Liabilities and Obligations

Holdco and its Subsidiaries have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), other than (i) those reflected in, reserved against, or otherwise described in the Latest Balance Sheet, (ii) liabilities or obligations incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) liabilities or obligations incurred in connection with the Transactions, (iv) liabilities or obligations under any contract or other agreement to which Holdco or any of its Subsidiaries is a party, or (v) liabilities or obligations disclosed in the Disclosure Schedule.

Section 7.16	Real Properties

(a) None of Holdco or any of its Subsidiaries has, at any time, owned any real properties.

(b) Holdco has made available to the Buyer true, correct and complete copies of all lease agreements under which any property Schedule 7.16(b) (the “Leased Real Property”) lists as being leased are leased.  Except as set forth on Schedule 7.16(b) and the Leased Real Property, none of Holdco or any of its Subsidiaries has, at any time, leased any real property.

(c) Except as set forth on Schedule 7.16(c), the material fixed assets of Holdco and its Subsidiaries that are affixed to real property are affixed only to one or more of the real properties Schedule 7.16(b) lists and are maintained in accordance with prudent practices for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

Section 7.17	Other Tangible Assets

(a) Schedule 7.17(a) lists and correctly describes all material leases, including capital leases, of property, plant, equipment or other tangible assets (other than real property) that are used by Holdco and its Subsidiaries in the Business.

(b) Except as Schedule 7.17(b) sets forth, (i) each of the personal property leases described on Schedule 7.17(a) is valid and binding on Holdco or its applicable Subsidiary and, to the knowledge of the Sellers and Holdco, lessor and (ii) none of Holdco or its Subsidiaries has sublet any of its leased tangible personal property to any other Person.

(c) Except as Schedule 7.17(c) sets forth, all the tangible material personal property of Holdco and its Subsidiaries is in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and adequate in all material respects for the purposes for which they presently are being used or held for use.

Section 7.18	Intellectual Property

(a) The term “Intellectual Property Assets” means (i) all Marks; (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) Formulae and Specifications; (v) Owned Domain Names; and (vi) information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”) owned, used, or licensed (as licensee or licensor) by Holdco or any of its Subsidiaries.

(b) For all Owned Trademark Rights, in each case that have been or are registered, granted or issued, or have been or are subject to an application for registration, grant or issuance, in each case, as of the date of this Agreement (collectively, the “Registered Intellectual Property”), Schedule 7.18(b) sets forth (i) whether the Registered Intellectual Property has been applied for and/or registered in the United States, Canada or both, and (ii) the registration number, issuance number, serial number or application number, as applicable, of the Registered Intellectual Property.  Schedule 7.18(b) also sets forth a list of all domain names and addresses used or held for use by Holdco and its Subsidiaries solely in the conduct of the Business (the “Owned Domain Names”).  All material registration, renewal, maintenance, recordation (including assignment recordations) and other applicable filings and fees have been timely made and paid in connection with the Registered Intellectual Property and the Owned Domain Names.

(c) None of the execution and delivery of this Agreement or any other agreement contemplated hereby, the consummation of the transactions contemplated hereby or thereby, or the performance by Holdco and its Subsidiaries of their obligations hereunder or thereunder, conflict or will conflict with, alter or impair any rights with respect to any Owned Intellectual Property, Owned Domain Names or any Licensed Know-How or the validity, enforceability, use, right to use, ownership, priority, scope, duration or effectiveness of any Owned Intellectual Property, Owned Domain Names or any Licensed Know-How, in any case that would be material to the Business.  Neither Holdco nor any of its Subsidiaries owns, licenses or has the right to acquire any (i) registered Copyrights or applications therefor, or (ii) except for the Patents set forth on Schedule 7.18(c), any Patents.

(d) Holdco and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and of all registrations for the Owned Domain Names free and clear of any Liens, other than Permitted Liens, and upon the Closing, will be the sole and exclusive owners of all Owned Intellectual Property and of all registrations for the Owned Domain Names, free and clear of all Liens, other than Permitted Liens (other than pursuant to clause (iii) of the definition thereof) and Liens created by Buyer.  Except as set forth on Schedule 7.18(d), none of Holdco or any of its Subsidiaries has granted any rights or licenses of any kind relating to any Owned Intellectual Property or Owned Domain Names, except for nonexclusive licenses to customers, Holdco’s Affiliates in connection with the Business and suppliers, in each case, in the ordinary course of business.

(e) All registered Owned Trademark Rights and all other Owned Trademark Rights, if any, that are material to the Business, are enforceable, valid and subsisting.  All Owned Domain Names are valid and subsisting.  All Owned Intellectual Property (other than the Owned Trademark Rights) and all Licensed Know-How, in each case, that is material to the Business, is valid and subsisting, and to the knowledge of Holdco and its Subsidiaries, is enforceable.

(f) Except as set forth on Schedule 7.18(f), to the knowledge of Holdco, (i) the operation of the Business as it has been operated since October 31, 2009 and is currently operated and conducted has not and does not infringe, misappropriate or dilute any Intellectual Property of any other Person.  Neither Holdco nor any of its Subsidiaries has been since October 31, 2009, or is currently the subject of any pending or, to the knowledge of Holdco and its Subsidiaries, threatened cease and desist letter (or other similar letter), notice, or proceeding which (i) involves a claim or notice of infringement, misappropriation, dilution, or unauthorized use, in any respect material to the Business, of any Intellectual Property of any third party, or (ii) involves a claim or notice affecting, in any respect material to the Business, the ownership, use, validity, priority, duration, right to use, enforceability or effectiveness of any Owned Intellectual Property or of any Licensed Know-How or Owned Domain Names.  To the knowledge of Holdco and its Subsidiaries, no third party is infringing, diluting or misappropriating, in any respect material to the Business, any Owned Intellectual Property.

(g) Holdco and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets, the Formulae and Specifications and its other Confidential Information that is material to the Business.

(h) Except as Schedule 7.18(h) sets forth, none of the Owned Intellectual Property or Owned Domain Names and none of the Licensed Know-How is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute.  Except as set forth on Schedule 7.18(h), after the Closing, none of Holdco or its Subsidiaries will be obligated to make any royalty or other similar payments (i) with respect to any Owned Intellectual Property or Owned Domain Names, or (ii) with respect to any Licensed Know-How, for any uses or purposes relating to the Products or the Business, in each case, other than as a result of any agreement, commitment or other obligation incurred by or other action (other than the continued operation of the Business) of Buyer.

(i) Schedule 7.18(i) sets forth all material contracts and material agreements relating to the Intellectual Property Assets to which Holdco or any of its Subsidiaries is a party or by which Holdco or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with an aggregate value of less than $10,000.  Except as Schedule 7.18(i) sets forth, there are no pending or, to the knowledge of Holdco, threatened in writing, disputes or disagreements, existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults or material events of default of Holdco or any of its Subsidiaries under any such contract or agreement, or, to the knowledge of Holdco, of any other party thereto.

(j) Schedule 7.18(j) sets forth all registered fictitious or doing business as names owned or used by Holdco and its Subsidiaries and each Entity that uses each such name.

Section 7.19	Contractual Commitments

(a) Schedule 7.19 sets forth a complete list (or refers to a list that is set forth in any other Schedule), as of the Effective Date, of each of the following (each a “Contractual Commitment”), to which Holdco or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound and which remains, as of the Effective Date, executory in whole or in any part:

(i) Each partnership, joint venture, operating, management or cost sharing agreement;

(ii) Each guaranty or suretyship, indemnification or contribution agreement or performance bond;

(iii) Each instrument, agreement or other obligation evidencing or relating to any Indebtedness of Holdco or any of its Subsidiaries;

(iv) Each contract to purchase or sell real property;

(v) Each agreement with sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions this Agreement contemplates) involving total payments within any twelve (12) month period in excess of $50,000 and which do not exceed in the aggregate $250,000, and which is not terminable without penalty and on no more than thirty (30) days’ prior notice;

(vi) Each agreement for the acquisition or provision of services, supplies, goods, equipment, inventory, fixtures or other property or assets involving more than $25,000 individually or $100,000 in the aggregate (other than services, goods, equipment, inventory, fixtures or other property or assets acquired or provided on a purchase order basis in the ordinary course of business);

(vii) Each Related Party Agreement;

(viii) Each contract containing any noncompetition agreement, covenant or undertaking or otherwise purporting to limit or restrict the business activity of Holdco or any of its Subsidiaries or Affiliates with respect to the Business, as appropriate;

(ix) Each agreement providing for the purchase from a supplier of all or substantially all the requirements of Holdco or any of its Subsidiaries of a particular product or service, involving total payments within any twelve (12) month period in excess of $25,000;

(x) Each power of attorney that is currently effective and outstanding;

(xi) Each written warranty, guaranty or similar undertaking by Holdco or any of its Subsidiaries that is material to Holdco and its Subsidiaries with respect to its products or services;

(xii) Each other Material Contract or contract or agreement with a Material Supplier (other than Material Contracts, contracts and agreements made on a purchase order basis); and

(xiii) Each amendment, supplement or other modification (and, to the knowledge of Holdco, each proposed amendment, supplement or other modification) with respect to any of the foregoing.

(b) There are no oral Contractual Commitments that, if in writing, would be required to be included on Schedule 7.19.  True, correct and complete copies of all written Contractual Commitments have heretofore been made available by Holdco to the Buyer.  Except as Schedule 7.19 sets forth: (A) there are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults or material events of default of Holdco or any of its Subsidiaries under any material Contractual Commitment or, to the knowledge of Holdco, of any other party thereto; and (B) no material penalties have been incurred that are presently outstanding, nor are amendments pending, with respect to any material Contractual Commitment.  Each Contractual Commitment listed or required to be listed in Schedule 7.19 to this Agreement is in full force and effect and is the valid and enforceable obligation of Holdco or its Subsidiaries, as the case may be, and, to the knowledge of the Sellers and Holdco, the other parties thereto in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c) As of the Effective Date, except as Schedule 7.19 sets forth or as this Agreement or any other Transaction Document to which Holdco or any of its Subsidiaries is a party contemplates, Holdco has no knowledge of any plan or intention of any other party to any Contractual Commitment set forth on Schedule 7.19 to this Agreement to exercise any right to cancel or terminate that Contractual Commitment.

(d) Except as set forth in Schedule 7.19(d), all Products sold by the Target since October 29, 2009 have been in conformity in all material respects with all applicable Contractual Commitments of the Target and all express and implied warranties of the Target.  Except as set forth in Schedule 7.19(d), no product or Product sold by the Target is subject to any express guaranty, express warranty or other express indemnity beyond the applicable standard terms and conditions of sale of the Target which are attached hereto in Schedule 7.19(d).

Section 7.20	Inventories

Schedule 7.20 sets forth the Inventories as of July 31, 2010, including detail by SKU, calculated on a basis consistent with Holdco’s accounting practices and using standard cost.  The Inventories are free from any latent defect which would render such Inventories defective or not fit for sale or adulterated within the meaning set forth in any applicable Law in any respect material to the Business.  All Inventories in existence on the Closing Date will have been manufactured in accordance with cGMPs, as defined by the FDA Act.

Section 7.21	Insurance

Except as Schedule 7.21 sets forth: (i) Holdco has made available to the Buyer:  (A) all insurance policies then carried by Holdco and its Subsidiaries; (B) all insurance loss runs and workers’ compensation claims for Holdco and its Subsidiaries received for the fiscal year ended March 31, 2010 and for the incremental period April 1, 2010 through the date of this Agreement; and (C) true, complete and correct copies of all insurance policies carried by Holdco and its Subsidiaries that are in effect; (ii) no insurance carried by Holdco and its Subsidiaries has been canceled by the insurer during the fiscal year ended March 31, 2010 and for the incremental period April 1, 2010 through the date of this Agreement, and none of Holdco or its Subsidiaries has been denied coverage during such periods; and (iii) as of the Effective Date, none of Holdco or its Subsidiaries has received any written notice or other written communication from any issuer of any such insurance policy of any material increase after the date hereof in any deductibles, retained amounts or the premiums payable thereunder.

Section 7.22	Employee Matters

(a) Current Employees.  Schedule 7.22(a) lists the names of all employees employed by Holdco and its Subsidiaries as of the Effective Date and their respective titles, lengths of service and rates of annual Cash Compensation (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other Cash Compensation, respectively).

(b) Employment Agreements.  Schedule 7.22(b) lists all Employment Agreements with the Target or any of its Subsidiaries in effect (or under which Holdco or any of its Subsidiaries have continuing obligation) in whole or in part on the Effective Date, and the Sellers have provided the Buyer with true, complete and correct copies of all those Employment Agreements.  Except as set forth on Schedule 7.22(b), none of Holdco or its Subsidiaries is a party to any oral Employment Agreement, other than with respect to employment at will arrangements that are terminable by either party thereto without liability on the part of either party thereto (except for earned but unpaid salaries or wages, including accrued but unused vacation time).

(c) Employee Policies and Procedures.  Schedule 7.22(c) lists all Employee Policies and Procedures.  The Sellers have provided the Buyer with a copy of all Employee Policies and Procedures used in connection with the Business.

(d) Labor Compliance.  Except as Schedule 7.22(d) sets forth, each of Holdco and its Subsidiaries has been and is now in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and workplace health and safety at its facilities and work sites, and to the knowledge of Holdco, none of Holdco or its Subsidiaries has been alleged to be liable for any arrears of wages or penalties for failure to comply with any of the foregoing.  None of Holdco or its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap in its employment conditions or practices.  Except as Schedule 7.22(d) sets forth, there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of Holdco, threatened against Holdco or any of its Subsidiaries before any Governmental Authority or (ii) existing or, to the knowledge of Holdco, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Holdco or any of its Subsidiaries.

(e) Change of Control Benefits.  Except as Schedule 7.22(e) sets forth, none of Holdco or its Subsidiaries is a party to any agreement and has not established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any employee performing services for Holdco or any of its Subsidiaries that would not be payable or provided in the absence of this Agreement or the consummation of the transactions this Agreement contemplates, including any parachute payment under Section 280G of the Code.

(f) Other Compensation Plans.  Schedule 7.22(f) lists all Other Compensation Plans remaining executory at the Effective Date.  The Sellers have provided the Buyer with a true, correct and complete copy of each of those Other Compensation Plans that is in writing and an accurate written description of each of those Other Compensation Plans that is not written.  Except as Schedule 7.22(f) sets forth, each of the Other Compensation Plans may be unilaterally amended or terminated by Holdco or its Subsidiaries without liability to Holdco or its Subsidiaries, except as to benefits accrued thereunder prior to that amendment or termination.

(g) ERISA Benefit Plans.  Schedule 7.22(g)  (i) lists (A) each ERISA Pension Plan (1) the funding requirements of which (under Section 301 of ERISA or Section 412 of the Code) are, or at any time during the two (2) year period ended on the date hereof were, in whole or in part, the responsibility of Holdco or any of its Subsidiaries or (2) respecting which Holdco or any of its Subsidiaries is, or at any time during that period was, a “contributing sponsor” or an “employer” as defined in Sections 4001(a)(13) and 3(5), respectively, of ERISA (each plan this clause (A) describes is called a “Holdco Pension Plan”), (B) each other ERISA Pension Plan respecting which an ERISA Affiliate is, or at any time during that period was, such a “contributing sponsor” or “employer” (each plan this clause (B) describes is called an “ERISA Affiliate Pension Plan”) and (C) each other ERISA Employee Benefit Plan that is currently being sponsored, maintained or contributed to by Holdco or any of its Subsidiaries (each plan this clause (C) describes and each Holdco Pension Plan is called a “Holdco Benefit Plan”), and (ii) states the termination date of each Holdco Benefit Plan and ERISA Affiliate Pension Plan, if any, that has been terminated.  The Sellers have provided the Buyer with true, complete and correct copies of (i) each Holdco Benefit Plan and ERISA Affiliate Pension Plan currently in effect, (ii) each trust agreement related thereto and (iii) all amendments to those plans and trust agreements.  Except as Schedule 7.22(g) sets forth, none of Holdco or any of its Subsidiaries is, and none has at any time during the two (2) year period ended on the date hereof been, a member of any ERISA Group.

(h) Copies.  True and correct copies of the following documents, as they have been amended to the Effective Date, relating to the Holdco Benefit Plans currently in effect, have been made available to the Buyer by Holdco: (i) the most recently completed actuarial valuation for all such Holdco Benefit Plans (if any); and (ii) the annual report (Form 5500 series) for each such Holdco Benefit Plan for the two most recent plan years (if any).

Section 7.23	Taxes

(a) Each of the following representations and warranties in this Section 7.23 is qualified to the extent Schedule 7.23 sets forth.

(b) All Returns required to be filed with respect to any Tax for which Holdco or any of its Subsidiaries is liable have been duly and timely filed with the appropriate Taxing Authority, each such Return is true, correct and complete in all material respects, each Tax shown to be payable on each such Return has been timely paid in full, any other material Tax payable by Holdco or any of its Subsidiaries has been timely paid or adequate reserves have been established on the books of Holdco for all material Taxes for which Holdco or any of its Subsidiaries is liable, but the payment of which is not yet due.  Each of Holdco and its Subsidiaries has timely filed true, correct and complete (in all material respects) declarations of estimated Tax in each jurisdiction in which any such declaration of such Tax is required to be filed.  No Liens for Taxes exist upon the property or assets of Holdco and its Subsidiaries, except for Taxes not yet due.  Holdco and its Subsidiaries are not and have never been subject to Tax in any jurisdiction outside of the United States.  No Litigation with respect to any Tax for which Holdco or any of its Subsidiaries is asserted to be liable is pending or, to the knowledge of the Sellers and Holdco, threatened.  No requests for rulings or determinations in respect of any Taxes are pending between Holdco and its Subsidiaries and any Taxing Authority.  No extension of any period during which any Tax may be assessed or collected and for which Holdco or any of its Subsidiaries is or may be liable has been granted to any Taxing Authority.  Holdco and its Subsidiaries are not and have never been a party to any tax allocation or sharing agreement.  All amounts required to be withheld by Holdco and its Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority.  Holdco and its Subsidiaries have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes.

(c) None of Holdco or its Subsidiaries has filed a consent under Section 341(f) of the Code or any comparable provision of any other tax statute or have agreed to the application of Section 341(f)(2) of the Code or any comparable provision of any other tax statute to any disposition of an asset.  Neither Holdco nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in the method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state or local Tax Law).

(d) None of Holdco nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code.

(e) None of Holdco or its Subsidiaries has made or is obligated to make or is a party to any agreement that could require it to make any payment that is not deductible as a result of the application of Section 280G of the Code or any corresponding or similar provision of State or local Tax Law.

(f) Neither Holdco nor any of its Subsidiaries has made any elections under Section 338(h)(10) of the Code.

Section 7.24	Absence of Changes

Since the date of the Latest Balance Sheet, except for such matters occurring in the ordinary course of business of Holdco and its Subsidiaries or as Schedule 7.24 sets forth, none of the following has occurred with respect to each of Holdco and its Subsidiaries:

(a) any circumstance, condition, event or state of facts (either singly or in the aggregate) which has caused, or is causing or is reasonably likely to cause a Material Adverse Effect;

(b) any change in its authorized Capital Stock or in any of its outstanding Capital Stock or Derivative Securities or any declaration or payment of any dividend or other distribution, direct or indirect, on account of any of its Capital Stock;

(c) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any of its Capital Stock or any outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock;

(d) any payment or distribution of, or any commitment to pay or distribute, any cash, property or other asset if, for purposes of the Code, that payment or distribution would (or reasonably could be expected to) constitute a constructive dividend;

(e) any increase in, or any commitment or promise to increase the rates of Cash Compensation, or the amount or other benefits paid or payable under any ERISA Pension Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees at the times and in the amounts consistent with its past practice;

(f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character;

(g) any distribution, sale or transfer of, or commitment to distribute, sell or transfer, any of its properties or other assets of any kind other than (i) sales of Inventory, and (ii) other distributions, sales or transfers, in the case of both (i) and (ii), in the ordinary course of its business and consistent with its past practices;

(h) any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of Holdco, any of its Subsidiaries or any related Person or Affiliate thereof, provided that Holdco and its Subsidiaries may negotiate and adjust invoices in the course of good faith disputes with customers;

(i) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of its properties, rights or other assets or requiring the consent of any Person to the transfer and assignment of any such properties, rights or other assets;

(j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or other assets outside of the ordinary course of its business;

(k) any waiver of any of its rights or claims that singly is or in the aggregate are material to it;

(l) any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any Contractual Commitment to incur any Indebtedness or any such Guaranty, singly or in the aggregate in excess of $50,000, other than the incurrence of Indebtedness under the Credit Facility;

(m) any investment in the Capital Stock, Derivative Securities or Indebtedness of any Person;

(n) any capital expenditure or series of related capital expenditures by Holdco and its Subsidiaries in excess of $50,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(o) any material change in the terms of payment by its customers outside the ordinary course of business;

(p) any material change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties outside the ordinary course of business;

(q) any change in its methods of accounting (including any tax method of accounting) that in the aggregate are material to it;

(r) until the date hereof, (i) none of the Material Customers or the Material Suppliers has canceled, terminated or changed in any material respect its relationship with the Business or the terms thereof, or threatened in writing or provided written notice of its intent to do so; (ii) none of the Material Customers or the Material Suppliers has limited materially or threatened in writing to limit materially its purchases from, or sales to, the Business; and (iii) to the knowledge of Holdco, as of the date hereof, none of the Material Customers has provided written notice to Holdco of its intent to delist any material SKU of any of the Products;

(s) neither Holdco nor any of its Subsidiary has engaged in any practice of soliciting purchases by the Material Customers, taken as a whole, of Products regularly purchased by them intended to result in seasonally-adjusted inventory levels of Products of the Material Customers materially in excess of levels required to meet the good faith estimates of Holdco;

(t) any cancellation or termination of a Material Contract; or

(u) any agreement or commitment to take any action described in this Section 7.24.

Section 7.25	Books and Records

The books of account and other records of Holdco and its Subsidiaries, all of which have been made available to the Buyer by Holdco and its Subsidiaries, are complete and correct in all material respects and have been maintained in all material respects in accordance with Holdco’s and its Subsidiaries’ usual and customary business practices.  Holdco and its Subsidiaries have established and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of their respective assets.

Section 7.26	Compliance with ERISA, etc.

(a) Compliance.  Each of the ERISA Employee Benefit Plans and Other Compensation Plans currently sponsored or maintained by Holdco and its Subsidiaries (each, a “Plan”) (i) is in material compliance with all applicable provisions of ERISA, as well as with all other applicable Legal Requirements, and (ii) has been administered, operated and managed in accordance with its governing documents in all material respects.

(b) Qualification.  Holdco and its Subsidiaries have no Plans that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) other than its 401(k) plan. Each Qualified Plan has received a favorable determination letter or opinion letter from the Internal Revenue Service indicating that such Qualified Plan is so qualified or the prototype plan for such Qualified Plan is so qualified, as applicable.  To the knowledge of Holdco and its Subsidiaries, nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would reasonably cause such Qualified Plan or prototype plan for such Qualified Plan, as applicable, to lose its qualified status.

(c) No Prohibited Transactions.  None of Holdco, its Subsidiaries or any Plan has engaged in any Prohibited Transaction that would result in material liability to Holdco, its Subsidiaries or any Plan.

(d) Multiemployer Plans.  Except as Schedule 7.26(d) sets forth, none of Holdco, any of its Subsidiaries, or any of its or their ERISA Affiliates are, or at any time during the two (2) year period ended on the date hereof were, obligated to contribute to a Multiemployer Plan.

(e) Claims and Litigation.  Except as set forth Schedule 7.26(e), no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of Holdco and its Subsidiaries, threatened against, or with respect to, any of the Plans or with respect to any fiduciary, administrative or sponsor thereof (in their capacities as such), or any party in interest thereof.

(f) Excise Taxes, Damages and Penalties.  No act, omission or transaction of Holdco or any of its Subsidiaries has occurred which would reasonably result in the imposition on Holdco or any of its Subsidiaries with respect to any Plan of (i) any breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed under subsection (c), (i) or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code.

(g) Welfare Trusts.  Any trust funding a Plan, which is intended to be exempt from Federal income taxation under Section 501(c)(9) of the Code, satisfies in all material respects the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and, to the knowledge of Holdco and its Subsidiaries, has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would materially adversely affect that exempt status.

Section 7.27	Directors and Officers

Schedule 7.27 contains a list of the directors and officers of Holdco and its Subsidiaries as of the date hereof.

Section 7.28	Bank Accounts

Schedule 7.28 contains a list of each bank or other financial institution in which Holdco or any of its Subsidiaries has an account, safe deposit box or lock box arrangement, the name of Holdco or its Subsidiary in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.

Section 7.29	Receivables

(a) Except as set forth on Schedule 7.29(a), all of the accounts and other advances receivable of Holdco and its Subsidiaries are valid and enforceable claims in all material respects arising in the ordinary course of business.

(b) Schedule 7.29(b) sets forth all accounts receivable of Holdco and its Subsidiaries reflected on the Latest Balance Sheet and includes an accurate aging of all such receivables in all material respects.

Section 7.30	Trade and Marketing Programs

Schedule 7.30 lists all material programs, practices or arrangements committed to by the Target as of the Effective Date with respect to the customer obligations and consumer support that relate to trade discounts, trade promotions, marketing, media (including, without limitation, TV, radio, print and FSIs) and other marketing vehicles, promotional sales or coupons related to the Products sold by the Target.

Section 7.31	Product Liability

There are no material defects in the designs, specifications, or processes developed and/or owned by the Target with respect to any Product sold or otherwise distributed by the Target that will give rise to any material liabilities, damages, fines, assessments, losses, penalties, or expenses, and to Holdco’s knowledge, there are no material defects in the designs, specifications, or processes developed and/or owned by others and used by the Target with respect to any such Product sold or otherwise distributed.

Section 7.32	Product Registration

(a) Schedule 7.32 sets forth, as of the date hereof, a list of all material Governmental Authorizations granted to Holdco and any of its Subsidiaries by, or pending with, any Governmental Authority to manufacture, market or sell any of the Products, and, except as set forth on such schedule, Holdco or such Subsidiary is the sole and exclusive owner of each such material Government Authorizations.  The material Governmental Authorizations set forth or required to be set forth on Schedule 7.32 as well as all drug monographs, tentative final monographs (TFMs) or proposed monographs pursuant to which Holdco and any of its Subsidiaries manufactures, labels, markets, or sells any of the Products are referred to herein as the “Product Registrations.”

(b) Except as set forth on Schedule 7.32, all Products sold under or pursuant to the Product Registrations are manufactured, labeled, stored, tested, distributed, marketed, and sold in all material respects in accordance with the specifications, standards, and other requirements contained in such Product Registrations.

ARTICLE VIII
COVENANTS

The Parties mutually agree as follows:

Section 8.1	General

Each of the Parties will use his, her or its good faith commercially reasonable efforts to cooperate with each other and take all action and to do all things necessary in order to consummate and make effective the Transactions as soon as possible on or after November 1, 2010 (including satisfaction, but not waiver, of the closing conditions set forth in Article X), including defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.  Holdco agrees to provide, upon the reasonable request of the Buyer and at reasonable times, reasonable cooperation in connection with the Buyer’s arrangements for the financing to be consummated contemporaneously with the Closing.

Section 8.2	Operation of Business

(a) Up and until the Closing or the earlier termination of this Agreement, except as the Buyer may approve otherwise, or as otherwise expressly contemplated or permitted by the Transaction Documents, Holdco shall (i) conduct its Business and that of its Subsidiaries in the ordinary course of business, (ii) not deplete, other than in the ordinary course of business, the assets of Holdco and its Subsidiaries and (iii) use commercially reasonable efforts to maintain the goodwill of vendors and customers of Holdco and its Subsidiaries.

(b) Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as expressly contemplated or permitted by this Agreement, (iii) as set forth on Schedule 8.2(b), or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), from the Effective Date to the Closing, Holdco shall not (and shall not permit any of Holdco’s Subsidiaries to) and, with respect to subsection (ii) below, each Seller shall not:

(i) declare, set aside, make or pay any dividend or other distribution of any type, including with respect to the Purchased Shares or repurchase, redeem or otherwise acquire any outstanding Capital Stock or Derivative Securities in Holdco or any of Holdco’s Subsidiaries;

(ii) transfer, issue, sell or dispose of any Capital Stock or Derivative Securities of Holdco or any of Holdco’s Subsidiaries;

(iii) grant any Derivative Securities of Holdco or any of Holdco’s Subsidiaries or effect any recapitalization, reclassification or like change in the capitalization of Holdco or any of Holdco’s Subsidiaries;

(iv) amend the Charter Documents of Holdco or any of Holdco’s Subsidiaries;

(v) (A) increase the annual level of compensation of any director or executive officer of Holdco or any of its Subsidiaries, (B) grant any increased bonus, benefit or other direct or indirect compensation to any director or executive officer, (C) increase the coverage or benefits available under any (or create any new) Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Holdco or any of Holdco’s Subsidiaries is a party or involving a director or executive officer of Holdco or any of its Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or in the ordinary course of business;

(vi) subject to any Lien any of the material properties or assets (whether tangible or intangible) of Holdco or any of its Subsidiaries, except for Permitted Liens;

(vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of Holdco and its Subsidiaries (except in the ordinary course of business or for the purpose of disposing of obsolete assets or assets no longer useful to the Business);

(viii) cancel or compromise any debt or claim or waive or release any right of Holdco or any of its Subsidiaries, except in the ordinary course of business;

(ix) enter into any commitment for a capital expenditure or series of related capital expenditures by Holdco and its Subsidiaries in excess of $50,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(x) enter into, modify or terminate any labor or collective bargaining agreement of Holdco or any of its Subsidiaries;

(xi) permit Holdco or any of its Subsidiaries to enter into or agree to enter into any merger or consolidation with any Person;

(xii) except as required by applicable Law, make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return or Financial Information, as applicable;

(xiii) amend, modify or terminate, any Material Contract or group of related Material Contracts, other than in the ordinary course of business;

(xiv) incur any Indebtedness not in the ordinary course of business, singly or in the aggregate, in an amount in excess of $50,000, other than under the Credit Facility;

(xv) engage in any transaction, arrangement or contract with any officer, director, shareholder or other insider except in the ordinary course of business;

(xvi) delay the payment of any accounts payable except in the ordinary course of business;

(xvii) accelerate the collection of or discounting any accounts receivable except in the ordinary course of business ;

(xviii) make any change in its customs or practices regarding cash management except in the ordinary course of business;

(xix) make any material reduction or material increase in the marketing plans or trade promotions set forth on Schedule 7.30 (it being understood that, from the Effective Date until the Closing, Holdco shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to implement the marketing plans and trade promotions set forth on Schedule 7.30); or

(xx) authorize any of, or commit or agree to do anything prohibited by this Section 8.2.

Section 8.3	Full Access

(a) Until the Closing or earlier termination of this Agreement, Holdco and its Subsidiaries shall provide the Buyer and its accountants, counsel and other representatives and financing sources reasonable access during normal business hours to all the properties, books, contracts, commitments, tax returns and records and employees of Holdco and its Subsidiaries that the Buyer  may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Holdco or any of its Subsidiaries.  Except as otherwise set forth in this Agreement, no information obtained pursuant to this Section 8.3 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(b) Neither the Buyer nor any of its Affiliates or Representatives shall, prior to the Closing Date, have any contact whatsoever with respect to Holdco or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, supplier, employee or consultant of Holdco or any of its Subsidiaries, except in consultation with the Sellers’ Representative and then only with the express prior written approval of the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed.  All requests by the Buyer and its Affiliates and Representatives for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Sellers’ Representative in writing.

Section 8.4	Public Announcements

Prior to the Closing, none of the Parties to this Agreement shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance.

Section 8.5	[Intentionally Omitted]

Section 8.6	Transfer Taxes

Each of the Sellers, on the one hand, in accordance with their Pro Rata Share and the Buyer, on the other hand, shall be responsible for and shall pay one-half of all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the other Transaction Documents and the Transactions (“Transfer Taxes”).  The Party responsible under Law to make any Return with respect to Transfer Taxes shall file such Return and be reimbursed promptly for the other Party’s share of such Transfer Taxes.

Section 8.7	Further Assurances

From and after the Closing, the Buyer and the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

Section 8.8	Regulatory Approvals

Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable best efforts to file such applications and obtain any authorizations, consents and approvals of Governmental Authorities in connection with the matters referred to in Section 5.2(b), Section 6.4(a) and Section 7.4(a).  Without limiting the generality of the foregoing, within three (3) business days after the Effective Date, each of the Parties will file any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and will use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable.

Section 8.9	Supplemental Schedules

(a) Every thirty (30) days between the Effective Date and the Closing and at least once during the five (5) days immediately preceding the Closing, each of Holdco and the Buyer will give written notice to the other Party of any notice or development of which Holdco or the Buyer, as applicable, has actual knowledge (without any requirement of inquiry or investigation on the part thereof) that, if existing or known on the Effective Date, would have been required to be set forth or described in the Disclosure Schedule (it being understood that no such written notice shall be provided in the absence of the occurrence of any such notice or development).  Subject to Section 8.9(b), no such written notice shall be deemed to have amended and qualified the representations and warranties in Articles V, VI and VII, or to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed.

(b) Holdco shall have the right from time to time prior to the Closing to supplement the Disclosure Schedule with respect to any matter that (a) both arises and becomes known after the Effective Date and that would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the Effective Date and (b) does not arise from a breach of this Agreement; provided, that (i) no such supplemental disclosure, if material, will be deemed to have amended or qualified the representations and warranties in this Agreement or to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed and (ii) any such supplemental disclosure, if not material, will be deemed to have amended or qualified the representations and warranties in this Agreement and to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed.

Section 8.10	No Shop

The Sellers and Holdco agree that during the period beginning on the Effective Date and ending on the earlier of the Closing or the termination of this Agreement, the Sellers and Holdco will not, and shall not permit their respective Subsidiaries, or any of its or their Affiliates through any of their respective employees, officers, directors, managers, advisors, agents or other Representatives or otherwise, directly or indirectly, to initiate with, solicit from, encourage or respond to (including by way of furnishing non-public information or assistance), or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with, any Person other than the Buyer and its Affiliates and advisors with respect to a sale of the assets of Holdco and its Subsidiaries other than in the ordinary course of business, or a sale of stock, merger, consolidation, business combination, or the liquidation or similar extraordinary transaction with respect to Holdco and its Subsidiaries (any of the foregoing, an “Acquisition Proposal”).  The Sellers and Holdco will immediately cease any and all contacts, discussions and negotiations with third parties (other than the Buyer and its Affiliates and advisors) regarding any Acquisition Proposal.

Section 8.11	Exculpation; Indemnification; Insurance

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before Closing, a director, member or officer of Holdco or any of its Subsidiaries or who is or was serving at the request of Holdco or any of its Subsidiaries as a director, member or officer of another person (in each case,

“Holdco Personnel”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, member or officer of Holdco or any of its Subsidiaries before the Closing, or (ii) this Agreement or any of the Transactions, whether asserted or arising before or after the Closing, the parties shall cooperate and use their commercially reasonable efforts to defend against such Claim and respond thereto.  All rights to indemnification and exculpation (including advancement of expenses) from liabilities for acts or omissions occurring at or prior to Closing now existing in favor of any Holdco Personnel or any Seller or Affiliate thereof as provided in the Charter Documents of Holdco and its Subsidiaries, and any  agreements existing on the date hereof, shall survive the Closing pursuant to their terms.

(b) Prior to the Closing, at the discretion of the Sellers, Holdco may purchase an extended reporting period endorsement under Holdco’s existing directors’ and officers’ liability insurance coverage policies (the “D&O Tail”) for the Holdco Personnel in a form acceptable to Holdco.  If the D&O Tail is purchased by Holdco prior to the Closing, then, from and after the Closing, the Buyer shall, and shall cause Holdco to, maintain the D&O Tail in full force and effect, and continue to honor the obligations thereunder (it being understood that no premium or other payments shall be required to be paid by the Buyer thereunder).

(c) The obligations under this Section 8.11 shall not be terminated or modified in such a manner as to adversely affect any Holdco Personnel or any other Person to whom this Section 8.11 applies without the consent of such affected Holdco Personnel or other Person (it being expressly agreed that the Holdco Personnel or other Person to whom this Section 8.11 applies shall be third party beneficiaries of this Section 8.11 and shall be entitled to enforce the covenants contained herein).

(d) In the event that Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Holdco, as the case may be, assume the obligations set forth in this Section 8.11.

Section 8.12	Access to Employees; Cooperation Throughout the Pre-Closing Process

(a) Subject to Section 8.3(b), from the Effective Date to the Closing Date, Holdco shall provide the Buyer the opportunity reasonably requested by it to contact and have access to the employees of Holdco and its Subsidiaries for pre-Closing introductions, discussions and training sessions.

(b) Prior to the Closing, Holdco shall provide to the Buyer information and access reasonably requested by it necessary to proceed with customary pre-Closing integration processes.

Section 8.13	Tax Matters

(a) For any taxable period of Holdco or any of its Subsidiaries that includes (but does not end on) the Closing Date (any such taxable period, a “Straddle Period”) or that ends on or before the Closing Date for which any Tax Returns by Holdco and its Subsidiaries are due after the Closing Date (any such taxable period, a “Prior Period”), the Buyer will timely prepare and file with the appropriate Taxing Authority all tax returns required to be filed by Holdco and its Subsidiaries (collectively, the “Tax Returns”) and will pay all Taxes due with respect to such Tax Returns.  The Buyer will furnish such Tax Returns and related work papers and supporting information to the Sellers’ Representative and its tax advisers for their review and comment at least sixty (60) days prior to the due date (or extended due date that has been approved by the Sellers’ Representative) for filing such Tax Returns.  Simultaneous with furnishing such Tax Returns to the Sellers’ Representative, the Buyer shall provide a written statement to the Sellers’ Representative setting forth the amount of Taxes owing on such Tax Returns that, in accordance with Section 8.13(c), it believes is owing by the Sellers.  Should the Sellers’ Representative disagree with the calculation of Taxes shown as being due on such Tax Returns or the amount of Taxes owing thereon that the Buyer believes is owing by the Sellers, it shall provide written notification thereof (such notice, a “Tax Dispute Notice”) to the Buyer within thirty (30) days of the due date for the filing of such Tax Returns, and the Buyer and the Sellers’ Representative shall cause their respective tax advisers to confer in good faith to seek to resolve such disagreement to the satisfaction of the Buyer and the Sellers’ Representative.  If the Buyer and the Sellers’ Representative are unable to resolve such disagreement within fifteen (15) days after the date on which the Tax Dispute Notice has been provided, then such disagreement shall be resolved pursuant to Section 8.13(b) hereof; provided, however, the Buyer may file the related Tax Return prior to the expiration of the deadline for the filing thereof notwithstanding the disagreement being unresolved, with an amended Tax Return to be subsequently prepared and filed if required by the final resolution of such disagreement.  The Sellers shall not be responsible for any Taxes for a Straddle Period or a Prior Period to the extent that a liability therefor has been accrued on the Latest Balance Sheet or included in the computation of Working Capital.  To the extent that the Sellers are responsible for any Taxes for a Straddle Period or a Prior Period pursuant to this Section 8.13(a) and Section 8.13(c), the Buyer shall be entitled to payment thereof solely from the Escrow Fund subject to the provisions of Article IX.  The Sellers’ Representative shall cooperate, and shall cause Holdco’s tax adviser to cooperate, with the Buyer in the preparation of Tax Returns of Holdco and its Subsidiaries for the Prior Period and the Straddle Period.

(b) If at the end of the applicable dispute resolution period no resolution is reached, either the Buyer or the Sellers’ Representative may request that the disagreement be resolved by the Accounting Firm.  The calculation of the Taxes due and the Party(ies) responsible for the payment thereof shall be made by such firm within the range of the respective calculations of the Buyer and the Sellers’ Representative and when so made shall be conclusive, and shall be binding on, and nonappealable by, the Parties.  The fees and disbursements of such firm shall be borne equally by the Parties.

(c) Subject to the terms and conditions of this Section 8.13, Section 9.4, Section 9.5(d) and Section 9.6(a), the Buyer Indemnitees shall be indemnified and held harmless by the Sellers solely from the Escrow Fund from and against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with (i) any breach of the representations and warranties set forth in Section 7.23 of this Agreement and (ii) the following Taxes, but only to the extent such Taxes have not been paid prior to the Closing or adequately provided for by a liability accrued for Taxes on the Latest Balance Sheet (subsections (i) and (ii) of this Section 8.13(c), the “Tax Losses”): (A) the non-payment prior to the Closing of Taxes owed by Holdco or any of its Subsidiaries for any Prior Period and for the portion through the Closing for any Straddle Period, and (B) the non-payment of Taxes of any other Person imposed on, but not paid prior to the Closing by such other Person, Holdco or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

(d) In the case of any Straddle Period, the Taxes of Holdco or any of its Subsidiaries allocable to pre-Closing taxable periods will be computed as if such taxable period ended as of the Closing except in the case of Taxes that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) the portion allocable to the pre-Closing period shall be the product of such Taxes multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.  The Buyer acknowledges that

Holdco and/or its Subsidiaries may in their discretion file prior to the Closing Tax Returns for their fiscal year ended March 31, 2010.

(e) If a party is responsible for the payment of Taxes pursuant to this Section 8.13 (the “Tax Indemnifying Party”) and the other party to this Agreement (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to such Taxes which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 8.13 (a “Tax Claim”), the Tax Indemnified Party will promptly notify the Tax Indemnifying Party in writing of such Tax Claim, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except (i) if notice is not promptly given, the Tax Indemnifying Party shall not be liable for any legal or accounting costs incurred before such notice is actually given, or any interest or similar charge accruing between the time notice should have been given and the time notice is actually given, and (ii) the Tax Indemnifying Party shall not be liable to the extent that, but for such failure, the Tax Indemnifying Party could have avoided all or a portion of the Taxes or other costs indemnifiable hereunder in question.  The notice shall be accompanied by copies of the notice and other documentation received by the Tax Indemnified Party.

(f) With respect to any Tax Claim, the Tax Indemnifying Party will assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, and may either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnifying Party will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Tax Indemnifying Party will not, without the written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Indemnified Party (“Indemnified Party Tax Increase”), provided, however, that the consent of the Tax Indemnified Party will not be required if the Tax Indemnifying Party indemnifies the Tax Indemnified Party for all Tax Losses attributable to such Indemnified Party Tax Increase; provided, further, that, to the extent that a Tax Claim relates to a Straddle Period, the Sellers’ Representative and the Buyer will jointly control all proceedings taken in connection with any such Tax Claim.

(g) The Tax Indemnified Party will cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation will include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(h) Neither party will settle or compromise a Tax Claim relating solely to Taxes of Holdco or any of its Subsidiaries for a Straddle Period without the other party’s written consent which consent shall not be unreasonably withheld, delayed or conditioned.  The consent of the Sellers may be exercised by the Sellers’ Representative.

(i) The Sellers and the Buyer agree that any indemnification payments made pursuant to this Section 8.13 will be treated by the parties on their Tax Returns as an adjustment to the Final Purchase Price, unless a final determination by a relevant taxing authority causes any such payment not to be treated as an adjustment to the Final Purchase Price for Tax purposes.

(j) The Buyer shall, within fifteen (15) days of receipt, pay or cause to be paid to the Sellers’ Representative, for the account of the Sellers, pro rata in accordance with each Seller’s Pro Rata Share, as an increase in the Purchase Price, all refunds of Taxes and interest thereon received by the Buyer, any Affiliate of the Buyer, Holdco or any Subsidiary of Holdco with respect to any net operating loss deduction for the Prior Period or the portion of a Straddle Period ending on the Closing Date that is carried back to a prior taxable year.

(k) To the extent (A) the Return of Holdco for the taxable year that includes the Closing Date reflects a net operating loss carryforward (the “Transaction Tax NOL”) or (B) Tax deductions attributable to Transaction Expenses, the Accrued Bonus Amount, any write-off of deferred financing expenses or any other expense incurred by Holdco and/or its Subsidiaries in connection with the Business prior to the Closing or the Transactions are not properly reflected on a Return for a Prior Period but are reasonably expected to be reflected on a Return other than a Return for a Prior Period (the “Post-Closing Transaction Tax Deductions”), then Buyer shall pay to the Sellers’ Representative, for distribution to the Sellers as an increase in the Purchase Price, within fifteen (15) days of the filing of Holdco’s federal income tax Return for the taxable year that includes the Closing Date, an amount equal to (x) the Assumed Tax Rate multiplied by (y) the sum of the Transaction Tax NOL and the Post-Closing Transaction Tax Deductions.  For purposes of this Section 8.13(k) and Section 9.6(a), the Assumed Tax Rate shall equal thirty-eight percent (38%).

(l) The representations, warranties and obligations contained in or made pursuant to Section 7.23 and this Section 8.13 shall survive for the duration of the Indemnification Period.

Section 8.14	Release

Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges forever Holdco and each of its Subsidiaries from any and all liabilities and obligations to, and agreements with, such Seller of any kind or nature whatsoever, whether in his, her or its capacity as a Seller hereunder, as a stockholder, director, officer or employee of Holdco or any of its Subsidiaries or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at Law or equity, and each Seller hereby covenants and agrees that it, he or she will not seek to recover any amounts in connection therewith or thereunder from Holdco or any of its Subsidiaries.  However, the foregoing shall not apply to claims to payments and other rights and remedies of any Seller (a) under, or as contemplated by, this Agreement, including, without limitation, Article II, Section 8.11 and Article IX, (b) if such Seller is or was an employee, officer or director of Holdco or any of its Subsidiaries, (i) under any Employment Agreement (ii) under a policy of insurance providing coverage or defense to any Seller, or (iii) under the Charter Documents of Holdco or any of its Subsidiaries, (c) arising from any actions, omissions or occurrences after the Closing, or (d) under any of the agreements set forth on Schedule 8.14.

Section 8.15	Severance Payment Obligations; Shareholder Approval of Payments; Non-Hire of Certain Employees

(a) Not later than ten (10) business days before the Closing Date, the Buyer shall deliver to Holdco a schedule of those employees of Holdco and its Subsidiaries proposed by the Buyer to be terminated as of the Closing (the “Terminated Employees”).  For the avoidance of doubt, the Severance Payment Amount shall not include any severance amounts payable to any employee of Holdco or its Subsidiaries who is not identified by the Buyer as a Terminated Employee on the above-mentioned schedule.  The Buyer shall, and following the Closing shall cause Holdco and its Subsidiaries to, provide any Severance Payments to which the Terminated Employees are entitled in accordance with the terms of such Terminated Employee’s Employment Agreement or pursuant to any other employee benefit or severance plan maintained by Holdco or its Subsidiaries, in the amounts and for the periods of time specified therein; provided, that in order to receive any Severance Payment, each such Terminated Employee shall execute a release, effective as of the Closing Date and substantially in the form of Exhibit C attached hereto (the “Employee Release”).  To the extent that any Terminated Employee fails to execute and deliver the Employee Release at the Closing, the amount of any Severance Payment that would otherwise have been payable to such Terminated Employee at the Closing (and included in the Severance Payment Amount) shall be paid instead into the Escrow Fund and shall be released from the Escrow Fund to such Terminated Employee upon the execution and delivery by such Terminated Employee of the Employee Release.  Any amounts paid into the Escrow Fund in respect of Severance Payments pursuant to this Section 8.15(a) shall be released on the three-year anniversary of the Closing, or such earlier time as the Buyer may agree, to the Sellers’ Representative.

(b) Prior to Closing, each of Holdco and its Subsidiaries shall seek stockholder approval with respect to any excess parachute payments (as defined under Code section 280G) payable to employees of Holdco and its Subsidiaries as a result of the transaction contemplated by this Agreement in order to exempt such payments from the excise taxes under Code section 280G, and reasonable evidence thereof shall have been delivered to the Buyer prior to Closing; if stockholder approval is not obtained, no such payments shall be made.

(c) Except as set forth on Schedule 8.15, for a period of one year following the Closing (or, if shorter, the number of months of severance to which a person is entitled pursuant to the terms of his or her Employment Agreement or other severance arrangement with Holdco and/or its Subsidiaries), the Buyer shall not, and shall cause its Subsidiaries, including Holdco and its Subsidiaries, not to, hire or employ as an employee or consultant any Terminated Employee.

Section 8.16	Maintenance of Insurance

Holdco shall use commercially reasonable efforts to maintain insurance coverage for Holdco and its Subsidiaries through the Closing Date on terms no less favorable than the insurance coverages for them in effect as of the Effective Date.

Section 8.17	Financial Statements

From the Effective Date until the Closing Date, Holdco and its Subsidiaries shall provide the Buyer with reasonable cooperation in the Buyer’s preparation of all financial statements for Holdco and its Subsidiaries required to be included under the rules and regulations of the SEC by the Buyer in its Form 8-K to be filed following the consummation of the Transactions; provided, that Holdco and its Subsidiaries shall not be required to incur any out-of-pocket expenses in connection therewith that are not paid for by the Buyer.

Section 8.18	PediaCare Recall Claims

The Buyer acknowledges that Holdco and its Subsidiaries are pursuing certain claims against McNEIL-PPC, Inc. and/or its Affiliates under the McNeil Agreement (including the agreements related to the transactions contemplated thereby) to recover certain costs, expenses and other losses in connection with the recall of the PediaCare Products as more fully described on Schedule 7.13(c) (the “PediaCare Recall Claims”).  The Buyer further acknowledges that Holdco and its Subsidiaries will continue to pursue the PediaCare Recall Claims between the date hereof and the Closing, and may choose to settle such claims, or otherwise resolve them, on such terms as determined in their sole discretion.  To the extent that any PediaCare Recall Claims are not fully resolved prior to the Closing, the Buyer shall use commercially reasonable efforts (for such purpose, assuming that the Buyer and its Affiliates (and not the

Sellers) are entitled to any payments in respect thereof) to pursue in good faith such claims after the Closing; provided, that the Buyer shall not settle the PediaCare Recall Claims without the consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned).  The Buyer shall pay to or as instructed by the Sellers’ Representative, for the account of the Sellers pro rata in accordance with each Seller’s Pro Rata Share, as an increase to the Purchase Price, any proceeds received from and after the Closing from the settlement or other resolution of the PediaCare Recall Claims within five (5) business days of the receipt thereof; provided, that, to the extent that the Buyer incurs any reasonable, out-of-pocket expenses in connection with pursuing the PediaCare Recall Claims, the Buyer may offset the amount of such expenses from the proceeds from the settlement or other resolution of the PediaCare Recall Claims that would otherwise be paid to or as directed by the Sellers’ Representative under this Section 8.18.

Section 8.19	Waiver of Rights

Holdco and each Seller hereby waive all applicable restrictions or limitations contained in Section 4.1 through Section 4.7 of the Stockholders Agreement, dated as of October 29, 2009, among Holdco and the Holdco stockholders party thereto, to the extent relating to the sale of the Purchased Shares pursuant to this Agreement.

Section 8.20	Maintenance of Certain Foreign Trademarks

Upon the written instruction of the Buyer, from the Effective Date through the Closing Date, Holdco or any of its Subsidiaries shall use commercially reasonable efforts to maintain and renew (including, without limitation, obtaining the assignments for applicable foreign trademarks purchased from McNEIL-PPC, Inc.) any foreign trademarks identified by the Buyer which are owned by Holdco or any of its Subsidiaries and are scheduled to expire or otherwise lapse during such period; provided, that the Buyer shall be solely responsible for any costs or expenses incurred by Holdco or any of its Subsidiaries under this Section 8.20 and shall promptly reimburse Holdco and/or its Subsidiaries for any such amounts upon receipt of documentation thereof in a form reasonably satisfactory to Buyer or, at Holdco’s option, pay any such amounts directly.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

Section 9.1	Survival of Representations, Warranties and Covenants; Escrow Period

(a) Except as provided in Section 9.1(b), the representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive the Closing through the Indemnification Period but shall thereafter terminate and be of no further force or effect, except as to claims pending against the Indemnification Fund.  Notwithstanding the preceding sentence, survival shall be for applicable statute of limitations, but in any event not to exceed six (6) years, with respect to the assertion of claims or liabilities constituting or alleging a breach of a Fundamental Representation that is subject to an indemnity claim pursuant to Section 9.2(b).

(b) The covenants and agreements contained herein to be performed or complied with after the Closing shall survive in accordance with their respective terms or, absent a specific term, until expiration of the applicable statute of limitations.  This Article IX shall survive the Closing and shall remain in effect indefinitely.

Section 9.2	Indemnification Obligations of Holdco and the Sellers

(a) From and after the Closing and subject to the limitations contained in this Article IX, the Buyer, its Affiliates, and the respective equity holders, officers, managers, directors, employees and agents of each (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless solely and exclusively from the Indemnification Fund for any Damages that the Buyer incurs by reason of the following:

(i) the incorrectness, falsity or breach of any warranty or representation, made by Holdco in this Agreement (other than Section 7.23, indemnity for which is provided in Section 8.13(c) hereof);

(ii) the failure by Holdco to perform, or the breach by it of, any covenant or agreement under this Agreement or any related agreement to be performed by Holdco prior to the Closing;

(iii) any claim to ownership rights in Holdco or the Target brought by a Person claiming to be a shareholder of either Holdco or the Target (other than any claims related to the incorrectness, falsity or breach of the warranties and representations made by the Sellers in Article VI, indemnity for which is provided in Section 9.2(b)(i)); and

(iv) any claim made by any Terminated Employee related to his or her employment by Holdco or any of its Subsidiaries or the termination thereof, who has not executed and delivered the Employee Release as of the Closing, until such time as such Terminated Employee executes and delivers the Employee Release to Holdco.

(b) From and after the Closing and subject to the limitations contained in this Article IX, the Buyer Indemnitees shall be indemnified and held harmless by each Seller for any Damages that the Buyer incurs by reason of the following:

(i) the incorrectness, falsity or breach of the warranties and representations made by such Seller in Article VI; provided, that each Seller’s obligation to provide indemnity under this Section 9.2(b)(i) shall be several and not joint;

(ii) the failure by such Seller to perform, or the breach by such Seller of, any covenant or agreement under this Agreement or any related agreement to be performed by such Seller; provided, that each Seller’s obligation to provide indemnity under this Section 9.2(b)(ii) shall be several and not joint; and

(iii) the incorrectness, falsity or breach of the warranties and representations made by Holdco in Section 7.2 with respect to the capitalization of Holdco and the Target; provided, that each Seller’s obligation to provide indemnity under this Section 9.2(b)(iii) shall be solely and exclusively limited to the extent of such Seller’s Pro Rata Share of any such Damages.

Section 9.3	Indemnification Obligations of the Buyer

From and after the Closing and subject to the limitations contained in this Article IX, the Sellers, their respective Affiliates, and the respective equity holders, officers, managers, directors, partners, members, employees and agents of each (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by the Buyer for any Damages that the Seller Indemnitees incur by reason of the following:

(a) the incorrectness, falsity or breach of the warranties and representations made by the Buyer in Article V; and

(b) the failure by the Buyer to perform, or the breach by the Buyer of, any covenant or agreement under this Agreement or any related agreement.

Section 9.4	Conditions of Indemnification

No Party shall be entitled to assert any claim for indemnification pursuant to Section 9.2 or Section 9.3 unless such claim is asserted by an Indemnification Claim Notice given prior to the expiration of the Indemnification Period.  In the case of the Buyer Indemnitees, no claim for indemnification may be asserted under Section 9.2 unless and only until the aggregate amount of the Damages attributable to the Buyer Indemnitees for indemnification under Section 9.2 exceeds the Deductible, in which case the Buyer Indemnitees may claim for the amount of Damages in excess of the Deductible; provided, however, that any claim for indemnification relating to any Fundamental Representation shall not be subject to the Deductible; and, provided, further, that no claim for indemnification shall be required to be paid under Section 9.2(b)(iii) unless and only until the Buyer Indemnitees have first pursued such claim against the Indemnification Fund and there are no further assets therein.  In the case of the Seller Indemnitees, no claim for indemnification may be asserted under Section 9.3 unless and only until the aggregate amount of the Damages attributable to the Seller Indemnitees for indemnification under Section 9.3 exceeds the Deductible, in which case the Seller Indemnitees may claim for the amount of Damages in excess of the Deductible; provided, however, that any claim for indemnification relating to any Fundamental Representation shall not be subject to the Deductible.  Notwithstanding the foregoing, a Party may not make any claim for indemnification under Sections 9.2 or 9.3, as applicable, for any claim that, individually, does not exceed the Indemnity Claim Threshold; provided, however, that the foregoing shall not apply to any claims for Damages arising from any breach of any Fundamental Representation.  Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of each Seller under Section 9.2(b) shall not exceed the Cap of such Seller.

Section 9.5	Indemnification Procedures

(a) Notice of Claim.  Any Person making a claim for indemnification pursuant to Section 9.2 or 9.3 above (an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”), written notice of such claim (an “Indemnification Claim Notice”) (and, if the Buyer, with a copy to the Escrow Agent and the Sellers’ Representative stating the aggregate amount of Damages claimed to have been incurred by the Buyer) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Governmental Authority or other third Person (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Section 9.2 or 9.3 above must be made by written notice given within the applicable survival period specified in Section 9.1 above).  Such notice must contain a description of the claim and the nature and amount of Damages (to the extent that the nature and amount of Damages are known at such time).  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.  Failure to give or delay in giving notice shall not excuse the Indemnifying Party from liability for indemnification except to any extent to which the Indemnifying Party is actually prejudiced by such failure or delay or if the Indemnification Claim Notice is delivered after the time specified in Section 9.1.

(b) Response to Claim from Buyer Against Indemnification Fund.  Indemnification Claim Notices relating to a matter for which reimbursement will be sought from the Indemnification Fund shall be governed by the following additional terms and conditions:  The Sellers’ Representative shall have thirty (30) days from its receipt of the Indemnification Claim Notice to dispute the claim or claims or to consent to the payment of such claim or claims by delivering a notice to the Escrow Agent and the Buyer.  In the event the Sellers’ Representative gives its consent to the payment of any such claim, the Escrow Agent shall, subject to the limitations set forth in this Article IX, pay to the Buyer the amount of Damages set forth in the Indemnification Claim Notice.  In the event the Sellers’ Representative disputes the payment of any claim, such claim shall become a disputed claim (“Disputed Claim”) to be resolved in accordance with Section 9.5(c) as if the claim were a Third Party Claim.  If the Escrow Agent does not receive any notice from the Sellers’ Representative within the thirty-day period after the receipt of an Indemnification Claim Notice by the Sellers’ Representative, the Escrow Agent shall confirm from the Sellers’ Representative that (i) the Sellers’ Representative received the Indemnification Claim Notice, and (ii) thirty (30) days have elapsed since the receipt of the Indemnification Claim Notice by the Sellers’ Representative.  Upon such confirmation by the Escrow Agent, the Escrow Agent shall, subject to the limitations set forth in this Article IX, pay to the Buyer the amount of Damages set forth in the Indemnification Claim Notice.

(c) Control of Defense; Conditions.  The obligations of an Indemnifying Party under this Article IX with respect to Damages arising from any Third Party Claims that are subject to the indemnification provided in Section 9.2 or 9.3 above shall be governed by the following additional terms and conditions:

(i) At its option, an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party (except that the Indemnifying Party may not so elect without the Indemnified Party’s consent unless (i) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, and (ii) the Indemnifying Party notifies the Indemnified Party in writing that the Indemnified Party will be indemnified against any Damages arising out of such Third Party Claim (subject to the limitations set forth in Section 9.4).

(ii) Notwithstanding Section 9.5(c)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ reasonably satisfactory counsel (following written notice from the Indemnified Party), in which case the reasonable fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party, or (C) a conflict of interest exists between the Indemnifying Party and the Indemnified Party that makes separate counsel advisable.

(iii) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed, or conditioned).  The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed, or conditioned) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any obligations on it other than monetary obligations that are being fully discharged simultaneously by the Indemnifying Party.

(iv) The Sellers’ Representative shall be authorized on behalf of the Sellers, to the extent the Sellers are Indemnifying Parties, to provide the notice contemplated by Section 9.5(a), to assume and control the defense, to authorize settlements and to take other actions necessary or appropriate in connection with Third Party Claims.  Any indemnification from the Indemnification Fund shall be deemed to have the Sellers as the Indemnifying Parties.

(d) Manner of Payment.

(i) Any indemnification obligations pursuant to Section 9.2(a) or Section 8.13 shall be paid solely out of the portion of the Indemnification Fund then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement.

(ii) Any indemnification obligations of the Buyer pursuant to Section 9.3 shall be paid promptly by wire transfer of immediately available funds, to an account designated in writing by the applicable Seller Indemnitees, within fifteen (15) days after the final determination thereof.

Section 9.6	Miscellaneous Indemnification Provisions

(a) The amount of any claim for indemnification against the Indemnifying Parties under this Agreement shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or agreement with any third party (“Third Party Indemnity”), and (ii) any insurance proceeds actually received as an offset against the amount of Damages arising out of such claim or event for which indemnification is sought hereunder.  Prior to enforcing any claim for indemnification against the Indemnifying Parties under this Agreement, the Indemnified Parties shall administratively file in good faith claims with any insurers under applicable policies of insurance, if any, for the proceeds of such insurance coverage, if any, applicable to the claim or event from which such indemnification right arose.  In the event that any Third Party Indemnity or insurance proceeds are paid to the Indemnified Parties respecting an event to which an indemnification right applies hereunder, such indemnification right shall apply only to the extent that the amount of Damages indemnified against exceeds the amount of such Third Party Indemnity or insurance proceeds, as applicable, actually paid to the Indemnified Parties, net of the costs and expenses of the Indemnified Parties in obtaining such Third Party Indemnity or insurance proceeds, as applicable.  If any Third Party Indemnity or insurance proceeds are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.  In addition, the amount of any Damages and the amount of any Tax Losses under Section 8.13(c) shall be reduced by the amount of any Tax Benefit realized by the Buyer, any Affiliate of the Buyer, Holdco or any Subsidiary of Holdco in any taxable period after the Closing Date.  For purposes of this Section 9.6(a), “Tax Benefit” shall mean the Assumed Tax Rate multiplied by any deduction, exclusion from income or other Tax allowance which would not, but for the event giving rise to indemnification under Section 9.2 or Section 8.13(c), be allowable.  If any Tax Benefit is in the form of a credit against Tax, solely for purposes of this Section 9.6(a), the Assumed Tax Rate shall be deemed to equal one.

(b) The Indemnified Parties agree that: (i) the Indemnified Party shall act reasonably and in good faith in an effort to mitigate any Damages to which it is entitled to indemnification; and (ii) the Indemnifying Parties shall be entitled to reasonably participate, at their sole cost and expense, but not control in such mitigation by the Indemnified Party.

(c) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental, indirect damages, lost profits, or punitive damages of such Indemnified Party, in particular, no “multiple profits” or “multiple of cash flow” or similar methodology shall be used in the calculation of any Damages of such Indemnified Party.

(d) No Indemnifying Party shall be liable for any claim for indemnification under this Article IX for any Damages arising out of changes after the Closing Date in any Legal Requirement or changes in GAAP.

(e) Indemnification payments from the Sellers to a Buyer Indemnitee shall be deemed a reduction in the Final Purchase Price.

Section 9.7	Certain Other Indemnity Matters

From and after the Closing, the Parties sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, other than claims of fraud or claims for equitable injunctive relief with respect to any violation of the covenants in this Agreement, shall be pursuant to the provisions set forth in this Article IX and Section 8.13.

Section 9.8	Jurisdiction and Venue

Each Indemnifying Party (i) consents to the exclusive jurisdiction of any state or federal court sitting in the State of New York for purposes of the assertion by such Indemnified Party of any claim such Indemnified Party may have against such Indemnifying Party with respect to such third party claim or the matters alleged therein, and (ii) agrees that process may be served on such Indemnifying Party with respect to such a claim by the Indemnified Party anywhere in the world, provided that such process shall not be valid unless and until a copy of it is provided to the Indemnifying Party to be served with such process as if such process were a notice being given to such Indemnifying Party under Section 12.5.

ARTICLE X
CONDITIONS TO THE CLOSING

Section 10.1	Closing Conditions – The Buyer

The obligation of the Buyer to consummate the Closing is subject to the satisfaction as of the time of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants.  (i) Each representation and warranty set forth in Articles VI and VII above shall be true and correct in all material respects at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak as of an earlier date in which case they shall be true and correct in all material respects as of such earlier date (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects), and (ii) Holdco, the Target and the Sellers shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by each of them at or prior to Closing pursuant to the Transaction Documents prior to the Closing; except, in each case, breaches of such representations and warranties or covenants that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Proceedings.  No judgment, order, decree, stipulation, injunction or charge of a Governmental Authority shall be in effect which prohibits, and no action, suit or proceeding shall have been initiated by a Governmental Authority and be pending seeking to prohibit the consummation of the transactions contemplated by the Transaction Documents or that, if successful, could cause such transactions to be rescinded following their consummation.

(c) Absence of Changes.  Since the date of the Latest Balance Sheet, no Material Adverse Effect shall have occurred.

(d) Closing Documents.  The Sellers shall have delivered to the Buyer the deliveries required by Sections 4.2(i) and 4.3(a).

(e) Consents and Approvals.   All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(f) Resignations.  The Buyer shall have received the resignations, effective as of the Closing, or evidence of removal as of the Closing, of all members of the board of directors of Holdco and each of its Subsidiaries.

(g) Escrow Agreement.  Each of the Sellers’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 10.2	Closing Conditions – The Sellers

The obligation of the Sellers to consummate the Closing is subject to the satisfaction as of the time of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants.  (i) Each representation and warranty set forth in Article V above shall be true and correct in all material respects at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak as of an earlier date in which case they shall be true and correct in all material respects as of such earlier date (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects), and (ii) the Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it at or prior to Closing pursuant to the Transaction Documents prior to the Closing; except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

(b) Proceedings.  No judgment, order, decree, stipulation, injunction or charge of a Governmental Authority shall be in effect which prohibits, and no action, suit or proceeding shall have been initiated by a Governmental Authority and be pending seeking to prohibit the consummation of the transactions contemplated by the Transaction Documents or that, if successful, could cause such transactions to be rescinded following their consummation.

(c) Closing Documents.  The Buyer shall have delivered to the Sellers the deliveries required by Sections 4.2(ii) and 4.3(b).

(d) Consents and Approvals.   All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Section 10.3	Frustration of Closing Conditions

Neither the Sellers nor the Buyer may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 8.1.

Section 10.4	Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at Law or equity, exclusively in any state or federal court within the State of New York.  The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Holdco or the Sellers, on the one hand, and to prevent or restrain breaches of this Agreement by the Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding relating to this Section 10.4, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 10.4 in any court other than the aforesaid courts.  For purposes of this Section 10.4, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 9.8 of this Agreement.  For the avoidance of doubt, if the Closing shall not have occurred because of a breach by the Buyer of any material covenant under this Agreement (including as a result of a breach of its representation set forth in Section 5.4) and all of the conditions set forth in Section 10.1 to the Buyer’s obligations have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of the Buyer’s obligations under this Agreement), then either the Sellers’ Representative or Holdco shall have the right to a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur.

ARTICLE XI
TERMINATION

Section 11.1	Termination of Agreement

This Agreement may be terminated as provided below:

(a) The Parties may terminate this Agreement by mutual written consent of the Sellers’ Representative and the Buyer at any time prior to the Closing;

(b) The Buyer may terminate this Agreement by giving written notice to the Sellers’ Representative at any time prior to the Closing (i) if the Buyer is not then in breach of any material representation, warranty or covenant contained in this Agreement (including the representation set forth in Section 5.4), in the event the Sellers or Holdco have breached any material representation, warranty or covenant contained in this Agreement, the Buyer has notified the Sellers’ Representative of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, and further, such breach is such that the conditions set forth in Section 10.1(a) are incapable of being satisfied as a result thereof, or (ii) if the Closing shall not have occurred on or before December 31, 2010, as such date shall be extended for up to three (3) months in the event the conditions set forth in Section 10.1(e) and Section 10.2(d) has not been satisfied (“Termination Date”), by reason of the failure of any condition precedent under Section 10.1 (unless the failure results primarily from the Buyer breaching any material covenant contained in this Agreement (including as a result of a breach of the representation set forth in Section 5.4)).

(c) The Sellers’ Representative may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) if the Sellers or Holdco are not then in breach of any material representation, warranty or covenant contained in this Agreement, in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement, the Sellers’ Representative has notified the Buyer of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, and further, such breach is such that the conditions set forth in Section 10.2(a) are incapable of being satisfied as a result thereof or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 10.2 (unless the failure results primarily from Holdco or the Sellers breaching any material covenant contained in this Agreement).

Section 11.2	Effect of Termination

(a) Notwithstanding any other provision in this Article XI, (i) in the event the Sellers’ Representative terminates this Agreement pursuant to Section 11.1(c)(ii) rather than pursuing or continuing to pursue its right to specific performance pursuant to Section 10.4 or if it is not awarded such specific performance at a time when (A) all of the conditions precedent set forth in Section 10.1 of this Agreement have been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of the Buyer’s obligations under this Agreement), and (B) the Buyer had no right to terminate this Agreement at such time, then the Buyer shall pay to the Target the Termination Fee within two (2) business days of such termination, and the Sellers’ sole and exclusive remedy in the event of such termination shall be the receipt by the Target of the Termination Fee from the Buyer.

(b) Except as otherwise provided in this Section 11.2, if either Party terminates this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and all rights and obligations of the Parties hereunder shall terminate without any liability, except for the agreements set forth in Section 8.4, this Section 11.2 and Article XII; provided, that no such termination shall relieve any party liability for any breach of any covenant set forth in this Agreement prior to such termination (provided that an action by the non-breaching party must be commenced with respect to such breach no later than the first anniversary of such termination).

(c) All costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by a non-breaching Party in connection with enforcing its rights hereunder with respect to a breach of any covenant hereunder by another Party prior to the Closing shall be paid by the breaching Party.

ARTICLE XII
MISCELLANEOUS

Section 12.1	Treatment of Confidential Information

(a) The Sellers and Holdco acknowledge that they have had in the past, currently have and in the future may have access to Confidential Information with respect to the Business of Holdco and its Subsidiaries.  The Sellers, from and after the Closing until the third anniversary of the Closing Date, agree that they will keep confidential all such Confidential Information furnished to them and, except with the specific prior written consent of the Buyer, will not use any such Confidential Information and will not disclose any such Confidential Information to any Person except (i) Representatives of the Buyer and its Affiliates and (ii) their own Representatives, provided that these Representatives agree to the confidentiality provisions of this Section 12.1; provided, however, that, for purposes of this Section 12.1(a), Confidential Information does not include such information as (i) becomes known to the public generally through no fault of the Sellers or their Representatives or (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law or in order to enforce their obligations hereunder, provided, that prior to the disclosure by the Sellers of any information under this clause (ii), the Sellers will give prior written notice to the Buyer of the circumstances requiring disclosure and provide the Buyer with the opportunity to contest that disclosure.  Notwithstanding the above, in the event that this Agreement is terminated prior to Closing, the Sellers shall have no obligation to the Buyer with respect to Confidential Information except with respect to Confidential Information relating to the Buyer and its Affiliates.

(b) Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 12.1(a) and (ii) the immediate and irreparable damage that would be caused to the Buyer for which it would have no other adequate remedy, the Sellers agree that, in the event of a breach or threatened breach by the Sellers of the provisions of this Section 12.1 with respect to any Confidential Information, the Buyer and its successors and assigns shall be entitled to seek an injunction restraining the Sellers from disclosing, in whole or in part, that Confidential Information (without the necessity of posting any bond or proving any actual damages, all of which are waived by the Sellers).  Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for that breach or threatened breach, including the recovery of damages.

Section 12.2	Assignment; No Third Party Beneficiaries

This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of (i) the Buyer, in the case of any attempted assignment by Holdco or the Sellers, or (ii) the Sellers’ Representative, in the case of any attempted assignment by the Buyer and will be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Any attempted assignment in violation of this Section 12.2 shall be void; provided that, the Buyer may make the following assignments in its sole discretion: (x) the Buyer may (at any time prior to the Closing) assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates (including Affiliates which may be organized subsequent to the Effective Date) so long as such assignment would not delay or prevent the Closing; (y) the Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer or any of its  Affiliates; and (z) the Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchased Shares or the assets of Holdco and its Subsidiaries; provided, however, that no such assignment in (x), (y) or (z) above shall release the Buyer of any of its obligations hereunder.  Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto (or a permitted assignee thereof) or thereto any rights or remedies hereunder or thereunder, except as Article IX or Section 8.13 provides or as otherwise provided expressly herein.

Section 12.3	Entire Agreement; Amendment; Waivers

This Agreement, which includes the Exhibits and the Schedules hereto, and the documents delivered hereunder, together with that certain Confidentiality Agreement, dated June 11, 2010, between the Buyer and Holdco, constitute the entire agreement and understanding between the Parties and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement, including the Letter of Intent.  This Agreement may be amended, and any right hereunder may be waived, if, but only if, that amendment or waiver is in writing and signed by the Buyer and the Sellers’ Representative, except for any amendment that treats any Seller differently from any other Seller in any material adverse respect, in which case the consent of any such adversely affected Seller shall also be required.  The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

Section 12.4	Expenses

(a) Except as set forth in Section 12.4(b) below, (i) the Buyer will pay its fees, expenses and disbursements in connection with the subject matter of this Agreement, and (ii) Holdco and the Sellers will pay their fees, expenses and disbursements in connection with the subject matter of this Agreement.  The Sellers further acknowledge that they, and not the Buyer, will pay all Taxes due by them under applicable Legal Requirements with respect to any consideration payable to the Sellers under the Transaction Documents.

(b) The Sellers, on the one hand, and the Buyer, on the other hand, will each pay one-half of the filing fees required by the HSR Act in connection with the filings to be made by them thereunder.

Section 12.5	Notices

All notices required or permitted hereunder must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the Party to whom notice is sent or (ii) if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third business day next following the day when return receipt is received if placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate Party or Parties, at the address of such Party or Parties set forth below (or at such other address as such Party may designate by written notice to all other Parties in accordance herewith):

(i)	If to the Buyer:
Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, NY 10533
	Facsimile:	(914) 524-7488
	Attn:	Eric S. Klee, Esq.
General Counsel and Secretary

with copies, which shall not constitute notice to the Buyer, to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
Baker Donelson Center
Suite 800, 211 Commerce Street
Nashville, TN 37201
	Facsimile:	(615) 744-5763
	Attn:	Gary M. Brown, Esq.

(ii)	If to Holdco:

Blacksmith Brands Holdings, Inc.
200 White Plains Road
Suite 275
Tarrytown, NY 10591
	Facsimile:	(914) 631-4347
	Attn:	Peter C. Mann

with copies to:

Charlesbank Capital Partners, LLC
200 Clarendon Street, 54th Floor
Boston, MA 02116
	Facsimile:	(617) 619-5402
	Attn:	Andrew S. Janower
Tami E. Nason

with copies, which shall not constitute notice to any Seller, to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
	Attn:	Stephen A. Infante
Facsimile: (646) 441-9039
Peter A. Schwartz
Facsimile: (646) 441-9268

(iii)	If to any Seller:

Charlesbank Capital Partners, LLC
200 Clarendon Street, 54th Floor
Boston, MA 02116
	Facsimile:	(617) 619-5402
	Attn:	Andrew S. Janower
Tami E. Nason

with copies, which shall not constitute notice to any Seller, to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
	Attn:	Stephen A. Infante
Facsimile: (646) 441-9039
Peter A. Schwartz
Facsimile: (646) 441-9268

The address to which notices are to be given may be changed by written notice given in accordance with this Section 12.5.

Section 12.6	Governing Law

This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 12.7	Exercise of Rights and Remedies

Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power or remedy accruing to any Party hereto as a result of any breach or default hereunder by any other Party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.  Subject to the provisions of Article IX and Section 8.13, no right, remedy or election under any term of this Agreement will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available under the terms of this Agreement.

Section 12.8	Conflicts and Privilege

It is acknowledged by each of the Parties that the Sellers’ Representative has retained Covington & Burling LLP (“Covington”) to act as its counsel in connection with the Transactions.  The Buyer hereby agrees that, in the event that a dispute arises after the Closing between the Buyer, Holdco and its Subsidiaries on the one hand, and the Sellers’ Representative and the Sellers on the other hand, Covington may represent the Sellers’ Representative and the Sellers in such dispute even though the interests of the Sellers’ Representative and the Sellers may be directly adverse to Holdco and its Subsidiaries, and even though Covington may have represented Holdco or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Holdco or its Subsidiaries.  The Buyer further agrees that, as to all communications among Covington, Holdco, its Subsidiaries, the Sellers’ Representative and/or any Seller that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Sellers’ Representative and the Sellers and may be controlled by the Sellers’ Representative and the Sellers and shall not pass to or be claimed by the Buyer, Holdco or any of its Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, Holdco and its Subsidiaries on the one hand and a third party other than the Sellers’ Representative or a Seller on the other hand, the Buyer, Holdco and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer, Holdco or its Subsidiaries may waive such privilege without the prior written consent of the Sellers’ Representative.

Section 12.9	Non-Recourse

This Agreement may only be enforced against the Parties.  No past, present or future officer, director, shareholder, employee, incorporator, member, partner, agent, attorney, Representative or Affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) (any such Person, a “Non-Obligated Person”) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 12.10	Reformation and Severability

If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Section 12.11	Counterparts

This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.  Any counterpart of this agreement which has attached to it one or more separate signature pages, which together contain the signatures of all of the Parties hereto, shall for all purposes be deemed a fully-executed original of this Agreement.  A signature of any Party to this Agreement transmitted by facsimile or other electronic means shall be deemed to be such Party’s original signature for all purposes.

Section 12.12	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.13	Payments to the Sellers’ Representative

The Buyer will have no liability or obligation for the amount paid or to be paid by the Sellers’ Representative to each Seller and the Buyer’s sole obligation under this Agreement shall be to pay to or as instructed by the Sellers’ Representative payments to be paid by it to the Sellers’ Representative in accordance with the terms of this Agreement.  Each Seller expressly authorizes the Buyer and the Escrow Agent to make all payments to which such Seller is entitled under this Agreement to the Sellers’ Representative and agrees and confirms that payment thereof by the Buyer shall constitute payment by the Buyer to such Seller.  The Sellers’ Representative shall cause all amounts of the Final Purchase Price received from the Buyer to be distributed to the Sellers in accordance with each Seller’s Pro Rata Share.

ARTICLE XIII
SELLERS’ REPRESENTATIVE; POWER OF ATTORNEY

Section 13.1	Appointment

Each of the Sellers irrevocably hereby constitutes and appoints Charlesbank Equity Fund VII, Limited Partnership as its, his or her true and lawful attorney-in-fact, agent and representative (the “Sellers’ Representative”), with full power of substitution and resubstitution.  The Sellers’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Sellers’ Representative.  The Sellers’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, executing the Escrow Agreement as the Sellers’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Sellers’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Sellers’ Representative in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Escrow Fund pursuant to Section 8.13 and Section 9.2 of this Agreement (an “Indemnity Claim”) and all disputes pursuant to Section 3.1 hereof, consenting to, compromising or settling all Indemnity Claims or disputes pursuant to Section 3.1, conducting negotiations with the Buyer and its Representatives regarding such claims or disputes, dealing with the Buyer and the Escrow Agent under this Agreement, taking any all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in its capacity as the Sellers’ Representative.

Section 13.2	Authorization

(a) The Sellers’ Representative shall have the authority to:

(i) Receive all notices or documents given or to be given to Sellers’ Representative pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Sellers’ Representative may in its sole discretion deem appropriate; and

(iii) After the Effective Date, take such action as the Sellers’ Representative may in its sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of the Buyer contained in this Agreement or in any document delivered by the Buyer pursuant hereto; (ii) taking such other action as the Sellers’ Representative is authorized to take under this Agreement or the Escrow Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as the Sellers’ Representative, required under this Agreement or the Escrow Agreement; and (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 8.13, Section 9.2 and this Article XIII and any waiver of any obligation of the Buyer.

(b) Notwithstanding any provision herein to the contrary, the Sellers’ Representative is not an agent of the Sellers, and shall have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instruction given by the Sellers’ Representative in connection with the Escrow Agreement or this Agreement.

Section 13.3	Indemnification of Sellers’ Representative

The Sellers’ Representative shall be indemnified for and shall be held harmless by the Sellers against any loss, liability or expense incurred by the Sellers’ Representative or any of its Affiliates and any of their respective partners, managers, members, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Sellers’ Representative’s conduct as the Sellers’ Representative, other than losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement.  This indemnification shall survive the termination of this Agreement.  The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be first deducted from the Sellers’ Expense Amount and shall thereafter be individual obligations of the Sellers based on their Pro Rata Share of such costs, which obligations may be satisfied as contemplated by Section 13.8.  The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to the Sellers or the Escrow Agent or any other Person.  In no event shall the Sellers’ Representative be liable hereunder or in connection herewith for

(a) any indirect, punitive, special or consequential damages or (b) any amounts other than those that are satisfied out of the Escrow Fund.

Section 13.4	Access to Information

The Sellers’ Representative shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Buyer and the reasonable assistance of the Buyer’s officers and employees for purposes of performing the Sellers’ Representative duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Fund by the Buyer; provided, that the Sellers’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Sellers’ Representative’s attorneys, accountants or other advisers, to Sellers and on a need-to-know basis to other individuals who agree to keep such information confidential).

Section 13.5	Reasonable Reliance

In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

Section 13.6	Orders

The Sellers’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund.  If any portion of the Escrow Fund is disbursed to the Sellers’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Sellers’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Sellers’ Representative complies with any such order, writ, judgment or decree, it shall not be liable to any holder of Holdco Common Shares or Holdco Preferred Shares or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

Section 13.7	Removal of Sellers’ Representative; Authority of Sellers’ Representative

A majority in interest of the Sellers’ shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Sellers’ Representative to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Seller with respect to such removal and appointment, together with an acknowledgement signed by the successor Sellers’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative.  For all purposes hereunder, a majority in interest of the Sellers shall be determined on the basis of each Seller’s Pro Rata Share.  Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Sellers’ Representative.

Section 13.8	Expenses of the Sellers’ Representative

The Sellers’ Representative shall be entitled to withdraw cash amounts held in the account containing the Sellers’ Expense Amount in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in performing under this Agreement and the Escrow Agreement.  In the event that the Sellers’ Expense Amount is insufficient to cover the fees and expenses incurred by the Sellers’ Representative in performing under this Agreement, first, the Sellers’ Representative shall be entitled to be paid out of the Escrow Fund prior to any payments made out of such fund for the benefit of the Sellers, and second, each of the Sellers shall be obligated to pay their share of any such deficiency, which share shall be determined by multiplying the amount of such deficiency by each Seller’s Pro Rata Share.

Section 13.9	Irrevocable Appointment

Subject to Section 13.7, the appointment of the Sellers’ Representative hereunder is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Article XIII shall be effective and absolutely binding as the action of the Sellers’ Representative under this Agreement or the Escrow Agreement.

[Signatures appear on following pages]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

BUYER:

PRESTIGE BRANDS HOLDINGS, INC.

By:  /s/ Matthew M. Mannelly
Name:  Matthew M. Mannelly
Title:  Chief Executive Officer

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

HOLDCO:

BLACKSMITH BRANDS HOLDINGS, INC.

By:  /s/ Peter C. Mann
Name:  Peter C. Mann
Title:  Chief Executive Officer

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

HOLDCO STOCKHOLDERS / SELLERS:

CHARLESBANK EQUITY FUND VII,
LIMITED PARTNERSHIP

By:       Charlesbank Equity Fund VII GP, Limited
Partnership, its General Partner

By:          Charlesbank Capital Partners, LLC, its
General Partner

By:   /s/ Andrew S. Janower
Name: Andrew S. Janower
Title: Managing Director

By:   /s/ Kim G. Davis
Name: Kim G. Davis
Title: Managing Director

CB OFFSHORE EQUITY FUND VII, L.P.

By:            CB Offshore Equity Fund VII GP, LLC

By:          Charlesbank Equity Fund VII GP,
Limited Partnership, its sole member

By:          Charlesbank Capital Partners, LLC,
its General Partner

By:  /s/ Andrew S. Janower
Name: Andrew S. Janower
Title: Managing Director

By:   /s/ Kim G. Davis
Name: Kim G. Davis
Title: Managing Director

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

By:       Charlesbank Equity Fund VII GP, Limited
Partnership, its General Partner

By:          Charlesbank Capital Partners, LLC, its
General Partner

By:   /s/ Andrew S. Janower
Name: Andrew S. Janower
Title: Managing Director

By:   /s/ Kim G. Davis
Name: Kim G. Davis
Title: Managing Director

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

By:          Charlesbank Equity Fund VII GP, Limited
Partnership, its General Partner

By:          Charlesbank Capital Partners, LLC, its
General Partner

By:   /s/ Andrew S. Janower
Name: Andrew S. Janower
Title: Managing Director

By:   /s/ Kim G. Davis
Name: Kim G. Davis
Title: Managing Director

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP

By:           Charlesbank Capital Partners, LLC, its
 General Partner

By:    /s/ Andrew S. Janower
Name: Andrew S. Janower
Title: Managing Director

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s Peter C. Mann
PETER C. MANN

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Dana L. Schmaltz
DANA L. SCHMALTZ

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Gerard F. Butler
GERARD F. BUTLER

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Michael Fink
MICHAEL FINK

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Eric M. Millar
ERIC M. MILLAR

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Charlie Schrank
CHARLIE SCHRANK

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ James E. Rogers
JAMES E. ROGERS

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Lawrence M. Dunn
LAWRENCE M. DUNN

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Elaine Connolly
ELAINE CONNOLLY

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Dru-Anne Heun
DRU-ANNE HEUN

[Counterpart Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

/s/ Scott Emerson
SCOTT EMERSON

[Counterpart Signature Page to Stock Purchase Agreement]

 Disclosure Schedules to
Stock purchase Agreement

[Disclosure Schedules intentionally omitted from filing pursuant to Item 601(b)(2) of Regulation S-K.]

Exhibit A to
Stock Purchase Agreement

Holdco Stockholders

[Exhibit A intentionally omitted from filing due to immateriality.]

  A-1

Exhibit B to
Stock Purchase Agreement

Escrow Agreement (this “Agreement”), dated as of [ ], 2010 (the “Closing Date”), by and among Prestige Brands Holdings, Inc., a Delaware corporation (the “Buyer”), Charlesbank Equity Fund VII, Limited Partnership, a Massachusetts limited partnership, solely in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), and U.S. Bank, National Association, a [ ] banking corporation, as escrow agent (the “Escrow Agent”).

Introduction

Pursuant to the Stock Purchase Agreement (the “Purchase Agreement”), dated as of [  ], 2010, by and among the Buyer, Blacksmith Brands Holdings, Inc., a Delaware corporation (“Holdco”), and the stockholders of Holdco as set forth on Exhibit A attached thereto (the “Holdco Stockholders”), the Holdco Stockholders have agreed to sell, and the Buyer has agreed to purchase, 100% of the issued and outstanding shares of the capital stock of Holdco, on the terms and conditions set forth therein.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

The parties hereto, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.      Appointment of Escrow Agent; Establishment of Escrow.1

(a) On the Closing Date, the Buyer has deposited, or caused to be deposited, with the Escrow Agent (in an account designated by the Escrow Agent) an aggregate amount of $8,700,000 (the “Escrow Amount”), which consists of a $1,200,000 portion (the “Working Capital Deficiency Adjustment Fund”) and a $7,500,000 portion (the “Indemnification Fund”), and the Escrow Agent acknowledges receipt of the Escrow Amount.  The Escrow Amount plus any Escrow Consideration (as defined below) allocable to it minus any amounts released or disbursed therefrom from time to time in accordance with the terms hereof shall be referred to herein as the “Escrow Fund.”

(b) The Buyer and the Sellers’ Representative hereby jointly appoint the Escrow Agent as the escrow agent under this Agreement and the Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.      Investment of Funds.

(a) Except as the Buyer and the Sellers’ Representative may from time to time jointly instruct the Escrow Agent in writing, the Escrow Fund shall be invested from time to time in a [money market fund] listed on Exhibit A attached hereto.  Such joint written instructions referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which the Buyer and the Sellers’ Representative direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Escrow Agent may reasonably require.  The Escrow Agent shall liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

1 Section 1 and Section 3(c) to be revised in the event that any amounts are paid into the Escrow Account in respect of Severance Payments pursuant to Section 8.15(a) of the Purchase Agreement.

The income of any investments made pursuant to this Section 2(a) shall collectively be referred to herein as the “Escrow Consideration.”

(b) The Escrow Fund shall be held by the Escrow Agent as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party thereto.

3.      Distribution of Funds; Indemnity Escrow Fund.  The Escrow Fund shall be released from the account in which such fund is held as follows:

(a) Purchase Price Adjustment.  Promptly after the Final Determination Date (as defined below), if a payment is to be made to the Buyer in accordance with Section 3.1(e) of the Purchase Agreement, then the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent in writing to pay to the Buyer, from the Escrow Fund, the amount payable to the Buyer pursuant to Section 3.1(e) of the Purchase Agreement, and the Escrow Agent shall promptly (and in any event within five business days following the Escrow Agent’s receipt of such joint written instruction) pay such amount to the Buyer or the Buyer’s designee.  If the amount paid to the Buyer or the Buyer’s designee pursuant to the preceding sentence (which shall equal zero if no amount is paid to the Buyer or the Buyer’s designee) is less than the amount of the Working Capital Deficiency Adjustment Fund, then the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent in writing to pay to or as instructed by the Sellers’ Representative, from the Escrow Fund, an amount equal to the difference thereof, and the Escrow Agent shall promptly (and in any event within five business days following the Escrow Agent’s receipt of such joint written instruction) pay such amount to or as instructed by the Sellers’ Representative.  For purposes of this Section 3(a), the term “Final Determination Date” means the earliest to occur of: (A)  the thirty-first (31st) day following the receipt of the Proposed Closing Statement by the Sellers’ Representative if a Notice of Disagreement has not been delivered to the Buyer by the Sellers’ Representative, (B) the date that a written resolution is executed pursuant to Section 3.1(d)(v) or Section 3.1(d)(vi) of the Purchase Agreement, if all outstanding matters are resolved through such resolution, and (C) the date that the Accounting Firm delivers its final, binding resolution pursuant to Section 3.1(d)(vi) of the Purchase Agreement.  The Escrow Agent shall have no duty to establish the Final Determination Date or to determine whether any Notice of Disagreement has been delivered, but shall rely conclusively and without further inquiry on joint written instructions furnished by the Buyer and the Sellers’ Representative with respect to distributions pursuant to this Section 3(a).

(b)   Indemnification Fund.

(i) Any Buyer Indemnitee making a claim for indemnification pursuant to Section 9.2(a) or Section 8.13(c) of the Purchase Agreement must give the Sellers’ Representative written notice of such claim (an “Indemnification Claim Notice”), with a copy to the Escrow Agent, stating the aggregate amount the Buyer Indemnitee claims to be entitled to be paid from the Escrow Fund, promptly after the Buyer Indemnitee receives any written notice of any action, lawsuit, proceeding, investigation or other claim against or involving the Buyer Indemnitee by a Governmental Authority or other third person (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification.  Such notice shall be accompanied by copies of all relevant documentation with respect to such claim for indemnification, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.  Failure to give or delay in giving notice shall not excuse the party from whom indemnification is sought from liability for indemnification except to any extent to which the Buyer Indemnitee is actually prejudiced by such failure or delay.

(ii) The Sellers’ Representative shall have thirty (30) days from its receipt of the Indemnification Claim Notice to dispute the claim or claims, the amount requested to be paid from the Escrow Fund or any other matter set forth in the Indemnification Claim Notice or other documents delivered by the Buyer hereunder or to consent to the payment of such claim or claims by delivering a notice to the Escrow Agent and the Buyer.  In the event the Sellers’ Representative gives its consent to the payment of any such claim, the Escrow Agent shall pay to the Buyer the amount requested to be paid in the Indemnification Claim Notice.  If the Escrow Agent does not receive any notice from the Sellers’ Representative within the thirty-day period after the receipt of an Indemnification Claim Notice by the Sellers’ Representative, the Escrow Agent shall seek to obtain written confirmation from the Sellers’ Representative that (i) the Sellers’ Representative received the Indemnification Claim Notice, and (ii) thirty (30) days have elapsed since the receipt of the Indemnification Claim Notice by the Sellers’ Representative.  Upon (A) receipt of such written confirmation by the Escrow Agent, or (B) the Sellers’ Representative having failed to respond to the Escrow Agent’s request for such written confirmation for a period of five (5) business days, the Escrow Agent shall pay to the Buyer the amount requested to be paid in the Indemnification Claim Notice, from the Escrow Fund, by wire transfer of immediately available funds to an account designated in the Indemnification Claim Notice or otherwise by the Buyer.

(iii) Subject to Section 3(b)(ii), if it is determined, in accordance with the terms of the Purchase Agreement, that a Buyer Indemnitee is entitled to any payment from the Escrow Fund in respect of an Indemnification Claim Notice, then, in each such case, the Buyer and the Sellers’ Representative shall promptly deliver to the Escrow Agent a joint written notice specifying the portion of the Escrow Fund that is equal to the amount to which the Buyer Indemnitee is entitled and the Escrow Agent shall promptly pay to the applicable Buyer Indemnitee, from the Escrow Fund, by wire transfer of immediately available funds to an account designated in such joint written notice, the amount requested to be paid in such joint written notice.

(c) Payment Upon Expiration of the Survival Period.  If any portion of the Escrow Fund remains upon the expiration of the Indemnification Period, then the Buyer and the Sellers’ Representative shall promptly (and in any event within one business day after the expiration of the Indemnification Period) deliver to the Escrow Agent a joint written notice specifying the amount (the “Payment Amount”) equal to the excess of (A) the then-remaining Escrow Fund over (B) the aggregate amount of all claims for indemnification of Buyer Indemnitees which were properly asserted and pending as of the expiration of the Indemnification Period, and the Escrow Agent shall promptly (and in any event within one business day following the Escrow Agent’s receipt of such joint written notice) pay to the Sellers’ Representative, from the Escrow Fund, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, the Payment Amount, together with any Escrow Consideration.

(d) Treatment of Remaining Funds.  In the event that any amount (the “Remaining Amount”) remains in the Escrow Fund after Section  3(c) has been complied with, then, promptly upon (and in any event within one business day after) the resolution of any claim of indemnification that was pending as of the expiration of the Indemnification Period, the Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint written notice specifying (A) the portion, if any, of the Remaining Amount to be released to any Buyer Indemnitee, (B) the portion, if any, of the Remaining Amount to be released to or as directed by the Sellers’ Representative, and (C) the portion of the Remaining Amount, if any, to be retained in the Escrow Fund, and the Escrow Agent shall promptly (and in any event within one business day following the Escrow Agent’s receipt of such joint written notice) pay to the applicable party, from the Escrow Fund, by wire transfer of immediately available funds to one or more accounts designated in such joint written notice, amounts equal to the respective portion of the Remaining Amount, if any, to which such party is entitled in accordance with the joint written notice.

(e) Releases to Sellers’ Representative.  Notwithstanding anything to the contrary contained herein, whenever this Agreement contemplates a payment to the Sellers’ Representative, the Sellers’ Representative shall have the right to instruct the Escrow Agent in writing that, in lieu of making such payment to the Sellers’ Representative, the Escrow Agent make direct payments to the Sellers, in each case subject to the Sellers’ Representative providing the Escrow Agent with (i) a list setting forth the respective amounts to be paid to each such Seller, (ii) the respective wire transfer information and (iii) completed, original Form W-9s for each such Seller.  The Sellers’ Representative shall be entitled to retain any payment, or portion thereof, made to the Sellers’ Representative in the event that the Sellers’ Expense Amount is insufficient to cover the fees or expenses incurred by the Sellers’ Representative in performing its duties under this Agreement or the Purchase Agreement.

(f) Maximum Amount of Escrow Payments to Buyer Indemnitees.  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of any payments to the Buyer or any Buyer Indemnitee pursuant to Section  3(a) and Section 3(b) exceed the Escrow Fund plus any Escrow Consideration.

4.   Termination of Escrow and Final Release of Escrow Fund.  This Agreement shall terminate upon the final distribution of all of the Escrow Fund in accordance with the terms of this Agreement and the Purchase Agreement; provided, however, that in the event that any fees, expenses, costs or other amounts required to be paid to the Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 5(h) hereof shall survive the termination of this Agreement until such time as all fees, expenses, costs and other amounts have been paid in full.

5.   Duties of Escrow Agent.

(a) Except as provided in Section 2, the Escrow Agent shall not be required to invest any funds held hereunder except as directed in this Agreement.  Uninvested funds held hereunder shall not earn or accrue interest.  The Escrow Agent shall have no implied duties or obligations and shall be required to perform only such duties as are expressly set forth in this Agreement.  The Escrow Agent shall not be required to take notice of the Purchase Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof.  The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with the Escrow Fund or this Agreement, or to appear in, prosecute or defend in any such legal action or proceedings.

(b) The Escrow Agent shall not be liable, except for its own gross negligence, recklessness or willful misconduct and, except with respect to claims based upon such gross negligence, recklessness or willful misconduct that are asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) and each of the Escrow Agent’s officers, directors, agents and employees from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable legal fees and disbursements of one outside counsel (but not with respect to costs and expenses allocated to its internal counsel), directly or indirectly arising out of and in connection with this Agreement or the undertaking of the Escrow Agent to serve as the Escrow Agent hereunder.  The right to the indemnity afforded hereby shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.  Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any of the Escrow Fund held by it hereunder in good faith in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence, recklessness or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.  In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof, unless the Escrow Agent has actual knowledge of any such lack of authenticity, correctness, propriety or validity.  The Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so unless the Escrow Agent has actual knowledge of the lack of authority.  The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent or unless the Escrow Agent has actual knowledge of the lack of power or authority.

(d) The Escrow Agent may act pursuant to the advice of legal counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.  The Escrow Agent shall not have any interest in the Escrow Fund deposited hereunder and is serving as escrow holder only and having only possession thereof.  The Escrow Agent shall prepare and provide to the Sellers’ Representative and the Buyer a monthly information statement of the Escrow Consideration no later than the last calendar day of any given month in respect of the immediately preceding full calendar month (the “Monthly Earnings Statement”).  This Section 5(d), Section 5(b) and Section 5(h) shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

(e) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(f) The Escrow Agent (and any successor to the Escrow Agent) may resign at any time upon thirty (30) days’ prior written notice to the Sellers’ Representative and the Buyer, and may be removed by the mutual consent of the Sellers’ Representative and the Buyer upon thirty (30) days’ prior written notice to the Escrow Agent.  Prior to the effective date of the resignation or removal of the Escrow Agent, the Sellers’ Representative and the Buyer shall jointly appoint a successor escrow agent, to hold the Escrow Fund, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.  If no successor escrow agent is appointed prior to the effective date of the termination or resignation of the Escrow Agent, the Escrow Agent shall first, place all of the Escrow Fund at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent and second, if the court does not agree to act as successor agent or fails to appoint another entity to act as a successor escrow agent, deposit all of the Escrow Fund into the registry of any court of competent jurisdiction and notify the Sellers’ Representative and the Buyer in writing of such deposit.  In the event that the Escrow Agent makes a deposit of the Escrow Fund into the registry of a court in the manner specified in the preceding sentence, the Escrow Agent shall thereupon be discharged from all further duties as the escrow agent hereunder.

(g) In the event of any disagreement between the Buyer and the Sellers’ Representative resulting in conflicting claims or demands being made in connection with the Escrow Fund or in the event that the Escrow Agent is in reasonable doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Fund until the Escrow Agent shall have received (i) a final and non-appealable judgment resolving the applicable claim or directing delivery of the Escrow Fund or (ii) joint written instructions executed by the Buyer and the Sellers’ Representative directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such final and non-appealable judgment, decision, award or written instructions.  The Escrow Agent shall act on such final and non-appealable judgment, decision, award or written instructions without further questions.

(h) The Escrow Agent shall be paid compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in accordance with the terms of Exhibit B attached hereto, the terms of which are incorporated herein by reference, and shall be reimbursed promptly upon receipt of a written invoice from the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of one outside counsel, but not any fees or expenses allocated to its internal counsel).  Any such compensation and reimbursement to which the Escrow Agent is entitled shall be paid by the Buyer; provided, that, solely as between the Sellers’ Representative and the Buyer, the Sellers’ Representative will reimburse the Buyer, within ten (10) business days after payment, for fifty percent (50%) of such payments.

(i) In connection with any funds transfer, the Escrow Agent may rely solely upon any account numbers or similar identifying number provided in accordance herewith to identify (A) the beneficiary, (B) the beneficiary’s bank, or (C) an order executed by such party using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Agreement.

6.   Responsibility.  The Sellers’ Representative represents and warrants to the Escrow Agent that it is duly appointed to act as the Sellers’ Representative, in the manner contemplated by the terms of this Agreement.  The Escrow Agent shall be entitled to deal exclusively with the Sellers’ Representative (on behalf of the Sellers) with respect to all matters arising under this Agreement, including the receipt of notices and the exercise of any rights with respect to the Escrow Agent’s obligations under this Agreement, the modification or amendment of the terms of such agreements, the waiver of conditions, and resolution of disputes or uncertainties arising thereunder, the execution and delivery of documents, the payment of amounts due and the delivery and receipt of notice regarding indemnification matters.  The Escrow Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Sellers’ Representative without independent investigation.  The Escrow Agent shall have no liability to any Seller or any other constituencies for any acts or omissions of the Sellers’ Representative, or any acts or omissions taken or not taken at the direction of the Sellers’ Representative.

7.   Tax Matters.

(a) The Sellers’ Representative and the Buyer agree to treat the Escrow Fund consistently with the provisions of Proposed Treasury Regulation §1.468B-8, and to file all Tax Returns on a basis consistent with such treatment.  This Section 7(a) shall survive notwithstanding any termination of this Agreement.

(b) For all Tax purposes, all payments from the Escrow Fund to the Sellers’ Representative shall be treated by the parties as adjustments to the Final Purchase Price to the extent permitted by applicable Law, including, without limitation, Section 483 of the Code.  This Section 7(b) shall survive notwithstanding any termination of this Agreement.

(c) On or before the execution of this Agreement, the Buyer and the Sellers’ Representative shall each provide to the Escrow Agent a completed Form W‑9.  Promptly following the end of each calendar year, the Sellers’ Representative shall furnish to the Escrow Agent written instructions setting forth the amounts and recipients of earnings and other amounts which should properly be reported on Form 1099s.  Except with respect to Form 1099s, the Escrow Agent shall have no authority or responsibility to prepare or file any state or federal tax return or report with respect to the Escrow Fund or any earnings thereon.  This Section 7(c) shall survive notwithstanding any termination of this Agreement.

8.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed (which is confirmed) or sent by commercial overnight courier to the parties at the following addresses (or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof):

(i)	If to the Buyer:

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
	Facsimile:	(914) 524-7488
	Attention:	Eric S. Klee, Esq.
General Counsel and Secretary

with a copy (which shall not constitute notice to the Buyer) to;

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
Baker Donelson Center
Suite 800, 211 Commerce Street
Nashville, Tennessee 37201
	Facsimile:	(615) 744-5763
	Attention:	Gary M. Brown, Esq.

(ii)	If to the Sellers’ Representative:

Charlesbank Capital Partners, LLC
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
	Facsimile:	(617) 619-5402
	Attention:	Andrew S. Janower
Tami E. Nason, Esq.

with a copy (which shall not constitute notice to the Sellers’ Representative) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
	Attention:	Stephen A. Infante, Esq.
Facsimile: (646) 441-9039
Peter A. Schwartz, Esq.
Facsimile: (646) 441-9268

(iii)	If to the Escrow Agent:

U.S. Bank, National Association
	[	]
	[	]
	[	]
	[	]

9.      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(b) Each party irrevocably submits to the exclusive jurisdiction of (x) the Supreme Court of the State of New York, New York County, and (y) the United States District Court for the Southern District Court of New York, for the purposes of any claim, action or proceeding (“Proceedings”) arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such Proceeding either in the United States District Court for the Southern District of New York or, if such Proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9(b).  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plea or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding anything in this Section 9(b) to the contrary, in the event it is finally judicially determined by (x) the Supreme Court of the State of New York or (y) the United States District Court for the Southern District of New York that a Proceeding may not be maintained in either of such jurisdictions, then the parties may bring such Proceeding in an alternate jurisdiction.

(c) EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(C).

10.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Delivery of a signed counterpart by facsimile or other electronic transmission will constitute a party’s due execution and delivery of this Agreement.

11.   Section Headings.  The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.   Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (A) no claim or right arising out of this Agreement or the transactions contemplated hereby can be discharged by any party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties hereto; (B) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given; and (C) no notice to or demand on any party hereto will be deemed to be a waiver of any obligation of such party or of the right of the party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.

13.   Entire Agreement and Modification.  This Agreement supersedes all prior agreements (written or oral) between the parties hereto with respect to its subject matter and constitutes (along with the documents referred to in this Agreement, as to parties other than the Escrow Agent) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by each party hereto.

14.   Severability and Further Assurances.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.  Each of the parties hereto shall, at the request of any other party hereto, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable to carry out the purposes of this Agreement.

15.   Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof  in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at Law or equity.

16.   Benefits; Assignment.  This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that any person into which the Escrow Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which it shall be a party or any person to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business, provided such person shall be eligible to serve as escrow agent hereunder, shall be the successor hereunder to the Escrow Agent without the execution or filing of any document or agreement or any further act; and provided, further, that the Buyer may assign all of its rights and obligations under this Agreement to any of its respective affiliates without the prior written consent of any other party hereto (but only if the Buyer agrees in writing to remain primarily liable hereunder for any obligations so assigned), and that such affiliate of the Buyer shall promptly notify the other parties hereto in writing of any such assignment.  Any attempted assignment in violation of the immediately preceding sentence shall be void.

17.   Amendment; No Third Party Beneficiaries.  This Agreement may not be amended except by an instrument in writing signed by of each of the parties hereto.  This Agreement is not intended to confer upon any person (other than the parties hereto) any rights or remedies.

18.   Interpretation.  Solely as among the parties hereto other than the Escrow Agent, the Purchase Agreement, as it may from time to time be amended, shall control in the event of any inconsistency with this Agreement.

19.   Business Day.  As used in this Agreement, the term “business day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York City, New York are authorized or required by law to close.  If any day specified in this Agreement for the taking of action by the Escrow Agent shall not be a business day, then such action shall be taken on the next succeeding day that is a business day.

20.   Representations and Warranties.  Except as otherwise provided herein, each of the Escrow Agent, the Buyer and the Sellers’ Representative hereby represents and warrants to each of the other parties hereto (A) that this Agreement has been duly authorized and executed and delivered on its behalf, constitutes its legal, valid and binding obligation and is enforceable in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy insolvency, reorganization, liquidation or similar laws affecting creditor’s rights generally or by principles governing the availability of equitable remedies and (B) that the execution and performance of this Agreement and the consummation of the transactions contemplated hereby by such person do not and will not result in a material breach of or constitute a material default under or a material violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

[Remainder of Page Intentionally Left Blank—Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER

PRESTIGE BRANDS HOLDINGS, INC.

By:    __________________________
Name:
Title:

SELLERS’ REPRESENTATIVE

CHARLESBANK EQUITY FUND VII,
LIMITED PARTNERSHIP, solely as the Sellers’
Representative under the Purchase Agreement

By:________________________________
its general partner

By:
Name:
Title:

ESCROW AGENT

U.S. BANK, NATIONAL ASSOCIATION, as the
Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A TO
 ESCROW AGREEMENT

Permitted Money Market Investments

[To be inserted]

EXHIBIT B TO
 ESCROW AGREEMENT

Fee Schedule

[To be inserted]

Exhibit C to
Stock Purchase Agreement

Release

Reference is hereby made to the [Employment[, Consulting]1 and Restrictive Covenant Agreement, dated as of [October 29, 2009]2, [as amended,]2 between Blacksmith Brands, Inc., a Delaware corporation (“Blacksmith”), and the undersigned, [Name] (the “Employment Agreement”)][offer letter, dated as of May 5, 2010, from Blacksmith Brands, Inc., a Delaware corporation (“Blacksmith”), to the undersigned, [Name] (the “Offer Letter”)] and the Stock Purchase Agreement, dated as of [date], by and among Prestige Brands Holdings, Inc., a Delaware corporation (“Prestige”), Blacksmith Brands Holdings, Inc., a Delaware corporation (“Holdings”), [the undersigned] and the [other] stockholders of Holdings (the “SPA”).3

I, [Name], do hereby release and forever discharge on behalf of myself and my agents, assignees, attorneys, successors, assigns, heirs, administrators, executors, beneficiaries, representatives and all others connected to me, Blacksmith and Holdings and their divisions, subsidiaries and affiliates and their current and future directors, officers, agents, employees, trustees, stockholders, joint ventures, representatives, each of their predecessors, successors and assigns, and all others connected with any of them, including without limitation Charlesbank Capital Partners, LLC and its affiliates, and any of their directors, officers, partners, members, agents and employees, both individually and in their official capacities (collectively, the “Released Parties”) to the extent provided below.

1.
I understand and agree that (i) the following payments and benefits represent, in part, consideration for signing this Release and are not salary, wages, benefits or rights to which I was already entitled and (ii) I will not receive the following payments and benefits unless I execute this Release and do not breach this Release:

a.
the severance payments and benefits described in [Section 3(c) of the Employment Agreement payable upon a termination without Cause (as defined in the Employment Agreement)][Section 8 of the Offer Letter payable upon a termination without Cause (as defined in the Blacksmith Brands Holdings, Inc. 2009 Equity Incentive Plan)] and subject to the conditions therein, including the execution of this Release;4

b.
a partial year bonus under the Blacksmith Brands, Inc. Bonus Plan for the portion of the year beginning on April 1, 2010 and ending on the date of my termination of employment, as determined by the Board of Directors of Blacksmith in its sole discretion; and

1 Include for Peter Mann and Dana Schmaltz only.
2 Charlie Schrank’s agreement is dated January 5, 2010 and was not amended.  Jay Rogers’s agreement is dated June 7, 2010 and was not amended.
3 Adjust for employees not party to an employment agreement or offer letter.
4 Adjust for employees not party to an employment agreement or offer letter.

c.
the accelerated vesting of 100% of the restricted stock issued to me under the Restricted Stock Agreement - Performance Vesting, dated as of [October 29, 2009]5, between me and Holdings[ and the Restricted Stock Agreement - Additional Performance Vesting, dated as of October 29, 2006, between me and Holdings]6, that would not otherwise have vested as a result of the consummation of the SPA.7

2.
Except as provided in Sections 5 and 7 below, I knowingly and voluntarily release and discharge (on behalf of myself and my agents, assignees, attorneys, successors, assigns, heirs, administrators, executors, beneficiaries, representatives and all others connected to me) the Released Parties from any and all claims and causes of action arising out of or related to any act or omission prior to the date of this Release, including without limitation claims related to my employment, and the termination of my employment, and specifically including without limitation any and all claims arising out of the Employment Agreement[, the Corporate Development and Administrative Services Agreement, among Blacksmith, Holdings, the undersigned and the other parties thereto]8 or any other agreement or amendment thereto entered into by Blacksmith and/or Holdings and me.  This release includes, but is not limited to, any allegation, claim or violation:

a.
for wages, salary, bonuses, incentive compensation, stock, restricted stock, stock options, severance pay, vacation pay or any other fees, compensation or benefits (except for vested rights and benefits as of the date of termination under any Blacksmith compensation or benefit plan, including without limitation accrued salary and vacation pay through the termination date, right to reimbursement of business expenses incurred through the termination date in accordance with Blacksmith’s policy, and rights to continued health coverage under COBRA);

b.
arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act of 2008, or their state or local counterparts for sexual harassment, or retaliation or discrimination based on race, gender, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, leave of absence, medical condition, disability (as defined by the Americans with Disabilities Act of 1990, or any other state or local law), age (under the Age Discrimination in Employment Act,  or any other federal, state, or local laws prohibiting age discrimination), or genetic information (as defined in the Genetic

5 Adjust for employees who were not part of the original equity issuances.
6 Include for Peter Mann only.
7 To the extent any of the payments listed in (a), (b) and (c), constitute “excess parachute payments” under Code Section 280G, payment is subject to stockholder approval.
8 Include for Peter Mann and Dana Schmaltz only.

Information Nondiscrimination Act of 2008, or any other state or local law) or any other unlawful discrimination; and

c.
claims under the  Worker Adjustment and Retraining Notification Act or National Labor Relations Act, whistleblower claims, and claims for breach of implied or express contract, breach of promise, breach of fiduciary duty, misrepresentation, negligence, fraud, estoppel, defamation, slander, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, and claims under any other federal, state, or local statute, rule or regulation or principle of common, tort or contract law and claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees, that I or my agents, assignees, attorneys, successors, assigns, heirs, administrators, executors, beneficiaries, representatives and all others connected to me now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Release, but excluding any claims which I may make under state workers’ compensation or unemployment compensation laws (except for retaliation) and/or any claims which by law I cannot waive and/or claims related to a breach of this Release.

3.
I acknowledge and represent that I have received all payments and benefits that were due to be paid or received as of the date hereof, not including severance payments and continuing benefits to be received post-termination, by virtue of my employment with Blacksmith.

4.
I further agree, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf have or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including without limitation injunctive, declaratory, monetary relief or other) against the Released Parties involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.

5.
I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 2 above.

7.
I agree that this Release does not waive or release: (a) any rights or claims that I may have which first arise after the date I execute this Release; (b) any rights or claims for severance payments [under Section 8 of the Offer Letter]9 or benefits [under Section 3(c) of the Employment Agreement, or benefits]10 specifically set forth in this Release; (c) my rights as

9 Include only for employees who are party to an offer letter.
10 Include only for employees who are party to an employment agreement.

a shareholder of Holdings; (d) my rights, if any, under any insurance policies issued to Blacksmith, Holdings, or Prestige, as a parent or successor in interest to Blacksmith or Holdings; and (e) any rights or any claims to enforce my rights to receive any indemnification or contribution from Blacksmith or Holdings under the Employment Agreement or Blacksmith’s or Holdings’ by-laws, by other contract or by law.

8.
I agree that unless required by law, I will not disclose the facts and circumstances underlying this Release or its terms and conditions to anyone other than my immediate family, tax advisor, legal counsel and any future potential employer without the written consent of Blacksmith, and that I will immediately instruct my immediate family, tax advisor, legal counsel and any such future potential employer not to disclose such information to anyone.

9.
I agree that on or before 3 days following the date of the termination of my employment with Blacksmith, I will return to Blacksmith any and all records, files (both electronic and hard copy), notes, memoranda, reports, work product and similar items, any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to Blacksmith, or to the business of Blacksmith, including without limitation any and all copies of any of the foregoing, whether or not constituting confidential information, and I will return to Blacksmith any other property belonging to Blacksmith.

10.
I agree and acknowledge that the [confidentiality, nondisclosure, assignment of inventions, non-competition[, and] nonsolicitation [, and first offer]11 provisions of Sections 4 and 5 of the Employment Agreement] [non-competition and intellectual property and ownership provisions of Section 9 and 10 of the Offer Letter] remain in full force and effect.  I further agree that I will not disparage Blacksmith or Holdings, or make or solicit any comments, statements, or the like to any clients, competitors, suppliers, employees or former employees of Blacksmith or Holdings, the press, other media, or others that may be considered derogatory or detrimental to the good name or business reputation of Blacksmith or Holdings.12

11.
I understand that for providing this Release, Blacksmith and Holdings have agreed not to disparage, criticize or defame me or make critical comments regarding me in any writing, statement or other written or oral communication, and to serve as a positive reference with respect to all potential employers.

12.
I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party or myself of any improper or unlawful conduct.

13.	During the period beginning on the date of termination of my employment and ending on the 3 month anniversary thereof, I further agree that I will cooperate fully with Blacksmith and

11 Include for Peter Mann and Dana Schmaltz only.
12 Adjust for employees not party to an employment agreement or offer letter.

its counsel with respect to any matter (including without limitation litigation, investigations, or governmental proceedings) in which I was in any way involved during my employment with Blacksmith. I will render such cooperation in a timely manner on reasonable notice from Blacksmith on the condition that Blacksmith will reasonably compensate me for my time expended and will reimburse my reasonable expenses.

14.
I agree and acknowledge that, in the event that it is judicially determined that I have breached an obligation under this Release, each of Blacksmith, Holdings and Charlesbank Equity Fund VII, as the Sellers’ Representative under the SPA retains the right to seek all available remedies and specifically retains the right to retain any outstanding payments due to me under this Release and to seek repayment of any payments already made.  Notwithstanding any such relief, all of the other terms of this Release, including without limitation my release of claims, shall remain in full force and effect.  The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief.

15.
This Release shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that State.  I hereby submit to the jurisdiction of all state courts of the State of New York and all federal courts located in the State of New York for the purposes of the enforcement of this Release.  Whenever possible, each release provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision that had ever been contained herein.

16.
I acknowledge that I have carefully read this Release and understand all of its terms including without limitation the full and final release of claims set forth above.  I further acknowledge that I have had adequate time to consider the terms of this Release and knowingly and voluntarily entered into it; that I have not relied upon any representation or statement, written or oral, not set forth in this Release; and that this document gives me the opportunity and advises me to have this Release reviewed by my attorney and tax advisor prior to signing it.

17.
By signing this Release, I represent and agree that I have been advised to consult with an attorney before signing this Release and I have done so or, after careful reading and consideration, I have chosen not to do so of my own volition.

Intending to be legally bound, I have signed this Release knowingly and voluntarily as of the date written below.

______________________________
                                                                            [Name]

______________________________
Date